EXHIBIT 99.1

Trilogy REIT Holdings, LLC
Consolidated Financial Statements
As of December 31, 2023 (Unaudited) and 2022 (Audited) and
For the Years Ended
December 31, 2023 (Unaudited), 2022 (Audited) and
December 31, 2021 (Unaudited)

Trilogy REIT Holdings, LLC
Consolidated Financial Statements
December 31, 2023 (Unaudited), 2022 (Audited) and 2021 (Unaudited)
Contents

Independent Auditor’s Report    2
Consolidated Balance Sheets    5
Consolidated Statements of Operations    7
Consolidated Statements of Members’ Equity    8
Consolidated Statements of Cash Flows    9
Notes to Consolidated Financial Statements    12

The following financial statement schedule for the year ended December 31, 2023 (Unaudited) is submitted herewith:

Real Estate and Accumulated Depreciation (Schedule III)     53

INDEPENDENT AUDITOR’S REPORT
To the members and the Board of Directors of Trilogy REIT Holdings, LLC
Opinion
We have audited the accompanying consolidated balance sheet of Trilogy REIT Holdings, LLC and subsidiaries (the "Company") as of December 31, 2022, the related consolidated statements of operations, members’ equity and cash flows, for the year ended December 31, 2022, and the related notes (collectively referred to as the "financial statements").
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Other Matter
The accompanying consolidated balance sheet of Trilogy REIT Holdings, LLC as of December 31, 2023 and the related consolidated statements of operations, members’ equity and cash flows for the years ended December 31, 2023 and 2021 were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

 /s/ Deloitte & Touche LLP

February 28, 2024

Trilogy REIT Holdings, LLC
Consolidated Balance Sheets
(Amounts in Thousands)
As of December 31, 2023 and 2022

	December 31,
	2023 (Unaudited)	2022 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 13,672	$ 28,876
Resident cash	848	899
Accounts and other receivables, net	143,468	121,699
Inventories	7,617	8,135
Prepaid expenses	13,632	10,747
Insurance receivable	3,079	2,282
Other current assets	14,789	11,653
Note Receivable	14,880	-
Total current assets	211,985	184,291

Property and equipment, net	1,414,067	1,361,775

Other assets:
Goodwill	123,637	120,300
Intangible assets, net	122,922	136,163
Right of use assets	200,650	247,382
Deferred financing costs on lines of credit, net	1,786	1,358
Restricted cash	43,085	40,992
Deposits and other assets	5,333	4,847
Investment in joint ventures	20,611	9,580
Long-term insurance receivable	3,221	2,665
Total other assets	521,245	563,287
Total assets	2,147,297	2,109,353

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable	47,137	35,275
Accrued salaries and payroll	37,471	34,265
Accrued expenses and other current liabilities	42,559	21,667
Property taxes payable	14,905	15,109
Current reserves	15,587	15,132

Resident funds liability	848	899
Deferred revenue	20,747	16,186
Current lease liabilities	22,660	22,572
Current portion of lines of credit		316,734
Current portion of long-term debt	216,758	125,859
Current portion of finance leases and financing obligations	3,540	2,533
Total current liabilities	422,212	606,231

Long-term liabilities:
Long-term debt, less current portion, net	697,982	692,912
Lines of credit	309,823
Lease liabilities, less current portion	185,987	232,246
Finance leases and financing obligations, less current portion	38,216	19,973
Long-term reserves and other liabilities	37,307	31,689
Total long-term liabilities	1,269,315	976,820
Total liabilities	1,691,527	1,583,051

Commitments and contingencies

Redeemable noncontrolling interests	11,328	54,118

Equity:
Common unit, 777,634 units issued and outstanding	614,885	636,679
Retained deficit	(170,568)	(164,620)
Total members' equity	444,317	472,059
Noncontrolling interests	125	125
Total equity	444,442	472,184
Total liabilities, redeemable noncontrolling interests and equity	$ 2,147,297	$ 2,109,353

See accompanying notes to consolidated financial statements.

Trilogy REIT Holdings, LLC
Consolidated Statements of Operations
(Amounts in Thousands)
For the Years Ended December 31, 2023 (Unaudited), 2022, and 2021 (Unaudited)

	Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Revenues:
Resident fees and services	$ 1,280,652	$ 1,073,788	$ 865,502
Product revenue	172,095	153,567	129,845
Grant income	7,475	24,820	13,909
Total revenues	1,460,222	1,252,175	1,009,256

Operating expenses:
Cost of services	1,151,714	968,356	790,449
Cost of products sold	153,855	139,401	122,994
Depreciation and amortization	69,863	65,393	55,729
General and administrative	257	429	9,449
Impairment of tradename	10,520
Total operating expenses	1,386,209	1,173,579	978,621
Income from operations	74,013	78,596	30,635

Nonoperating expenses:
Other (income) expense, net	963	(21,903)	2,593
Interest expense, net	77,414	51,648	39,123
Loss (gain) from unconsolidated entities	1,718	(1,407)	1,355
Total nonoperating expenses	80,095	28,338	43,071

(Loss) income before income taxes	(6,082)	50,258	(12,436)
Income tax expense (benefit)	-	-	-
Net (loss) income	(6,082)	50,258	(12,436)
Less: net loss (income) attributable to noncontrolling interests	134	(1,950)	466
Net (loss) income attributable to controlling interest	$ (5,948)	$ 48,308	$ (11,970)

See accompanying notes to consolidated financial statements.

Trilogy REIT Holdings, LLC
Consolidated Statements of Members’ Equity
(Amounts in Thousands) (except common unit amounts)
For the Years Ended December 31, 2023 (Unaudited), 2022 and 2021 (Unaudited)

	Members’ Equity
	Common Units		Retained Earnings (Deficit)	Total Members' Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance as of January 1, 2021	$ 777,634	$ 707,324	$ (200,958)	$ 506,366	$ 6,048	$ 512,414
Distribution	-	(19,326)	-	(19,326)	-	(19,326)
Stock based compensation	-	-	-	-	-	-
Distributions to noncontrolling interests	-	-	-	-	(16)	(16)
Reclassification of noncontrolling interests to mezzanine equity	-	-	-	-	(5,923)	(5,923)
Adjustment to value of redeemable noncontrolling interests	-	866	-	866	-	866
Net loss(1)	-	-	(11,970)	(11,970)	16	(11,954)
Balance as of December 31, 2021	777,634	688,864	(212,928)	475,936	125	476,061
Distributions	-	(38,058)	-	(38,058)	-	(38,058)
Distributions to noncontrolling interests	-	-	-	-	(16)	(16)
Adjustment to value of redeemable noncontrolling interests	-	(14,127)	-	(14,127)	-	(14,127)
Net income(1)	-	-	48,308	48,308	16	48,324
Balance as of December 31, 2022	777,634	636,679	(164,620)	472,059	125	472,184
Distributions	-	(21,400)	-	(21,400)	-	(21,400)
Distributions to noncontrolling interests	-	-	-	-	(16)	16
Adjustment to value of redeemable noncontrolling interests	-	(394)	-	(394)	-	(394)
Net income(1)	-	-	(5,948)	(5,948)	16	(5,932)
Balance as of December 31, 2023	$ 777,634	$ 614,885	$ (170,568)	$ 444,317	$ 125	$ 444,442
(1)For the years ended December 31, 2023, 2022 and 2021, amounts exclude $(0.1) million, $2 million, and $(0.5) million, respectively, of net income (loss) attributable to redeemable noncontrolling interests. See Note 10, Redeemable Noncontrolling Interests, for further discussion.

See accompanying notes to consolidated financial statements.

Trilogy REIT Holdings, LLC
Consolidated Statements of Cash Flows
(Amounts in Thousands)
For the Years Ended December 31, 2023 (Unaudited), 2022, and 2021 (Unaudited)

	Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Cash flows from operating activities:
Net (loss) income	$ (6,082)	$ 50,258	$ (12,436)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	69,863	65,393	55,729
Amortization of deferred financing costs and discount on mortgage loans	3,786	3,750	3,232
Bad debt expense	3,476	1,179	2,045
Loss from unconsolidated entities	1,718	(1,407)	1,355
Non-cash lease expense	2,438	2,472	2,503
Stock compensation expense	83	83	8,801
Non-cash interest expense	422	-	-
Impairment of tradename expense	10,520	-	-
Loss on HUD Debt Extinguishment	47	1,552	2,284
Loss (gain) on sale of assets and other	953	(23,907)	2,033

Changes in operating assets and liabilities:
Accounts and other receivables, net	(25,681)	10,167	(532)
Prepaid expenses	(2,824)	(1,478)	(1,533)
Other current and long-term assets	(5,068)	(13,668)	5,811
Property taxes payable	(204)	3,238	1,206
Accounts payable and accrued expenses	2,201	(7,892)	(19,829)
Accrued salaries and payroll	3,106	4,429	(18,176)
Deferred revenue and other liabilities	9,526	(4,238)	(35,724)
Net cash provided by (used in) operating activities	68,280	89,931	(3,231)

Cash flows from investing activities:
Acquisition of property and equipment	(57,663)	(43,050)	(62,962)
Contribution to joint ventures	(12,624)	(4,856)	(650)
Asset and business acquisition	(50,085)	(89,189)	(77,194)
Net proceeds from sale of assets	164	32,294	829
Issuance of note receivable net of related interest	(14,880)	(2,925)	-
Interest received from note receivable	664	-	-
Acquisition of intangible assets and other assets	(2,305)	(269)	(2,315)
Net cash used in investing activities	(136,729)	(107,995)	(142,292)

Cash flows from financing activities:
Payments on lines of credit	(259,362)	(72,000)	(23,000)
Borrowings from lines of credit	252,450	84,000	40,600
Borrowings from construction loan	3,410	3,455	42,586
Borrowings from term loan	158,997	116,576	78,587
Borrowings from financing obligations	21,697	1,302	1,273
Payments on long-term debt	(74,602)	(54,518)	(10,827)
Payments on capital leases and financing obligations	(2,669)	(13,818)	(11,535)
Distributions and redemptions	(21,400)	(38,058)	(19,326)
Distributions to noncontrolling interests	(16)	(16)	(16)
Distributions to redeemable noncontrolling interests	(654)	(1,675)	(1,293)
Repurchase of redeemable noncontrolling interests and stock warrants	(16,998)	(4,493)	(8,878)
Payments for deferred financing costs and other	(5,515)	(1,611)	(1,644)
Net cash provided by financing activities	55,338	19,144	86,527

Net change in cash, cash equivalents, and restricted cash	(13,111)	1,080	(58,996)
Cash, cash equivalents, and restricted cash at beginning of period	69,868	8,788	127,784
Cash, cash equivalents, and restricted cash at end of period	$ 56,757	$ 69,868	$ 68,788

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest (including interest on capital leases)	$ 72,065	$ 45,047	$ 35,688
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	38,352	25,965	18,950
Operating cash flows from finance leases	10	14	384
Financing cash flows from finance leases	57	54	171

Non-cash financing and investing activities:
Equipment acquired through financing obligations	12	1,302	1,273
Property acquired through financing obligations	-	-	15,490
Accrued capital expenditures	6,914	4,684	7,936
Leased assets obtained in exchange for new operating lease liabilities	6,201	20,056	14,026
Issuance of noncontrolling interests for settlement of profit interests	-	-	7,867
Trilogy common stock forfeiture	-	-	(200)
Reclassification of noncontrolling interests to mezzanine equity	-	-	5,923
Note receivable as component of purchase consideration	-	14,116	-

Debt assumed from acquisition	10,885	-	-
Accrued distributions to redeemable noncontrolling interests	(25,312)	-	-

See accompanying notes to consolidated financial statements.

Trilogy REIT Holdings, LLC
Notes to Consolidated Financial Statements
As of December31, 2023(Unaudited) and 2022 and
For the Years Ended December 31, 2023 (Unaudited), 2022, and 2021 (Unaudited)

1. Organization and Description of Business

The consolidated financial statements include the accounts of Trilogy REIT Holdings, LLC (“Trilogy Holdings” or “Company”) and its consolidated subsidiaries, including Trilogy Real Estate Investment Trust (“Trilogy REIT”) and Trilogy Investors, LLC and subsidiaries listed below (“Trilogy Investors”). The Company was formed as a Delaware limited liability company on August 26, 2015. On September 11, 2015, the Company’s investors (each a “Member”) entered into the Limited Liability Company Agreement (“Prior LLC Agreement”) dated September 11, 2015 to set forth their respective rights and obligations as members of the Company. On October 1, 2018, the Prior LLC Agreement was amended (“Amended and Restated LLC Agreement”).

On December 1, 2015, the Company acquired approximately 97% of Trilogy Investors and its wholly-owned subsidiaries (“Trilogy Acquisition”). Trilogy Investors wholly-owned subsidiaries include Trilogy Property Holdings, LLC (“PropCo”), Trilogy RER, LLC (“RER”) and Trilogy Healthcare Holdings, Inc. (“OpCo”). PropCo consists of PropCo II, LLC and PropCo Finance, LLC; these entities lease or own real estate. RER consists of Trilogy RER, LLC and Trilogy Real Estate, LLC. RER leases or owns real estate. OpCo consists of Trilogy OpCo, LLC, which operates the healthcare companies, and PRO Services, LLC, which consists of the Company’s ancillary services: Trilogy PCA Holdings, LLC (“PCA”), Synchrony Pharmacy, LLC (“Synchrony”) and Trilogy Rehab Services, LLC (“Rehab”). PCA and Synchrony are pharmaceutical companies and Rehab provides rehabilitation services. The Company also includes the variable interest entities (“VIEs”) for which the Company is the primary beneficiary. The Company conducts substantially all of its operations through Trilogy Investors and its subsidiaries.

The Members of the Company are Griffin-American Healthcare REIT III, Inc. (“GAHR III”) and NorthStar Healthcare Income, Inc. (“NorthStar”), with ownership percentages of approximately 70% and 30%, respectively. On October 1, 2018, NorthStar and Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”), entered into a membership purchase agreement, pursuant to which GAHR IV acquired from NorthStar six percent of all issued and outstanding membership interest of Trilogy Holdings. On October 1, 2021 GAHR IV acquired GAHR III. As of December 31, 2023, Trilogy Holdings is owned by GAHR IV and NorthStar, with ownership percentages of approximately 76% and 24% respectively.

The Company was determined not to be a significant equity method investee of NorthStar for the year ended December 31, 2023, but as of December 31, 2022, it was a significant equity method investee as determined under Rule 1-02(w) of Regulation S-X. As a result, the accompanying consolidated financial statements were prepared and audited for purposes of NorthStar’s reporting requirements of its significant equity method investees under Rule 3-09 of Regulation S-X. The Company was determined not to be a significant equity method investee of NorthStar under Rule 1-02(w) of Regulation S-X for the years ended December 31, 2021. As a result, the accompanying consolidated financial statements as of and for the years ended December 31, 2023 and 2021 are unaudited.

The Company owns, leases, and operates 125 health care campuses comprised of approximately 7,704 long-term care beds, 5,276 assisted living beds and 1,166 independent living units in the states of Indiana, Kentucky, Ohio and

Michigan. The Company shares a 49% interest in a joint venture with two health care campuses operating in Ohio consisting of 104 long term care beds, 159 assisted living units, and 24 independent living units and three non-operating development campuses. In addition, the Company also shares a 50% interest in one joint venture that distributes pharmaceutical supplies located in the state of Iowa.

2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements include the Company’s accounts, the wholly-owned subsidiaries and all non-wholly owned subsidiaries in which the Company has control, as well as any VIEs, in which the Company is the primary beneficiary. The portion of equity in any subsidiary that is not wholly owned by the Company is presented in the accompanying consolidated financial statements as a noncontrolling interest. The Company evaluates its ability to control an entity, and whether the entity is a VIE and of which the Company is the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 810, Consolidation, or ASC Topic 810.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. It is reasonably possible that actual results could differ from those estimates.

Revenue Recognition

The Company’s principal business is operating and managing long-term health care campuses, including the provision of routine and ancillary services.

The Company’s revenue is derived primarily from providing long-term healthcare services to residents and is recognized on the date services are provided at amounts billable to individual residents. For residents under reimbursement arrangements with third-party payors, including Medicaid, Medicare and private insurers, revenue is recorded based on contractually agreed-upon amounts or rate on a per patient, daily basis or as services are performed.

A significant portion of resident fees and services revenue and product revenue represents healthcare services revenue that is reported at the amount that reflects the consideration to which the Company expects to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and includes variable consideration for retroactive revenue adjustments due to settlement of audits, reviews and investigations. Generally, the Company bills the patients, third-party payors and other healthcare facilities several days after the services are performed. Revenue is recognized as performance obligations are satisfied.

Performance obligations are determined based on the nature of the services provided by the Company. Revenue for performance obligations satisfied over time is recognized based on actual charges incurred in relation to total expected (or actual) charges. This method provides a depiction of the transfer of services over the term of the performance obligation based on the inputs needed to satisfy the obligation. Generally, performance obligations satisfied over time relate to patients in the integrated senior health campuses receiving long-term healthcare services, including rehabilitation services. The Company measures the performance obligation from admission into the integrated senior health campus to the point the Company is no longer required to provide services to that patient. Revenue for performance obligations satisfied at a point in time is recognized when goods or services are provided, and the Company is not required to provide additional goods or services to the patient. Generally, performance obligations satisfied at a point in time relate to sales of the pharmaceuticals business or to sales of ancillary supplies.

Because all performance obligations relate to contracts with a duration of less than one year, the Company has elected to apply the optional exemption provided in FASB ASC 606-10-50-14(a) and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within months of the end of the reporting period.

The Company determined the transaction price based on standard charges for goods and services provided, reduced, where applicable, by contractual adjustments provided to third-party payors, implicit price concessions provided to uninsured patients, and estimates of goods to be returned. The Company also determined the estimates of contractual adjustments based on Medicare and Medicaid pricing tables and historical experience. The Company determined the estimate of implicit price concessions based on the historical collection experience with each class of payor.

Agreements with third-party payors typically provide for payments at amounts less than established charges. A summary of the payment arrangements with major third-party payors follows:

•Medicare: Certain healthcare services are paid at prospectively determined rates based on cost-reimbursement methodologies subject to certain limits.

•Medicaid: Reimbursements for Medicaid services are generally paid at prospectively determined rates. In the state of Indiana, the Company participates in an Upper Payment Limit program with various county hospital partners, which provides supplemental Medicaid payments to skilled nursing facilities that are licensed to non-state, government-owned entities such as county hospital districts. The Company has an operational responsibility through management agreements for facilities retained by the county hospital districts.

•Other: Payment arrangements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations provide for payment using prospectively determined rates per discharge, discounts from established charges and prospectively determined periodic rates.

Laws and regulations concerning government programs, including Medicare and Medicaid, are complex and subject to varying interpretation. As a result of investigations by governmental agencies, various healthcare organizations have received requests for information and notices regarding alleged noncompliance with those laws and regulation, which, in some instances, have resulted in organizations entering into significant settlement agreements. Compliance with such laws and regulations may also be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties and potential exclusion from the related programs. There can be no assurance that regulatory authorities will not challenge the Company’s compliance with these laws and regulations, and it is not possible to determine the impact (if any) such claims or penalties would have upon the Company.

Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and the Company’s historical settlement activity, including an assessment to ensure that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the retroactive adjustment is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews and investigations. Adjustments arising from a change in the transaction price were not significant for the years ended December 31, 2023, 2022 and 2021.

Disaggregation of resident fees and services revenue and product revenue

The Company disaggregates revenue from contracts with customers according to lines of business and payor classes. The transfer of goods and services may occur at a point in time or over times; in other words, revenue may be recognized over the course of the underlying contract or may occur at a single point in time based upon a single transfer of control. This distinction is discussed in further detail below. The disaggregation of revenue into the following categories achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table disaggregates the resident fees and services revenue and product revenue by line of business, according to whether such revenue is recognized at a point in time or over time for the years ended December 31, 2023, 2022 and 2021 (amounts in thousands):

	For the Year Ended December 31, 2023 (Unaudited)
	Point in time	Over time	Total*
Independent Living	$ -	$ 32,194	$ 32,194
Skilled Nursing	-	888,901	888,901
Assisted Living	-	266,001	266,001
Pharmacy	203,409	-	203,409
Physical Therapy	-	115,876	115,876
Labs	3,676	-	3,676
Dialysis	1,312	-	1,312
Ancillary and Others	56,084	-	56,084
Elimination	-	(114,705)	(114,705)
	$ 264,481	$ 1,188,267	$ 1,452,748
* In addition, during 2023, $ 7.5 million in government grants was recognized as revenue which are not included within the totals

	For the Year Ended December 31, 2022
	Point in time	Over time	Total
Independent Living	$ -	$ 24,894	$ 24,894
Skilled Nursing	-	763,546	763,546
Assisted Living	-	203,586	203,586
Pharmacy	186,414	-	186,414
Physical Therapy	-	94,726	94,726
Labs	1,707	-	1,707
Dialysis	380	-	380
Ancillary and Others	45,667	-	45,667
Elimination	-	(93,565)	(93,565)
	$ 234,168	$ 993,187	$ 1,227,355

	For the Year Ended December 31, 2021 (Unaudited)
	Point in time	Over time	Total
Independent Living	$ -	$ 17,997	$ 17,997
Skilled Nursing	-	610,296	610,296
Assisted Living	-	160,953	160,953
Pharmacy	159,257	-	159,257
Physical Therapy	-	90,677	90,677
Ancillary and Others	41,238	-	41,238
Elimination	-	(85,071)	(85,071)
	$ 200,495	$ 794,852	$ 995,347

The following table disaggregates the resident fees and services revenue and product revenue by payor class for the years ended December 31, 2023, 2022 and 2021 (amounts in thousands):

	For the Years Ended
	December 31, 2023 (Unaudited)	December 31, 2022	December 31, 2021 (Unaudited)
Medicare	$ 477,339	$ 429,129	$ 346,930
Medicaid	279,142	216,916	187,980
Private and Other Payors	696,267	581,310	460,437
	$ 1,452,748	$ 1,227,355	$ 995,347

Accounts and Other Receivables, Net

The beginning and ending balances of accounts and other receivables, net as of December 31, 2023 are as follows (amounts in thousands):

	Medicare (Unaudited)	Medicaid (Unaudited)	Private and other payors (Unaudited)	Other receivables (Unaudited)	Total (Unaudited)
Beginning Balance - 1/1/2023	$ 45,669	$ 20,310	$ 54,064	$ 1,656	$ 121,699
Ending Balance - 12/31/2023	48,713	29,581	65,025	149	143,468
Increase/(decrease)	$ 3,044	$ 9,2710	$ 10,961	$ (1,507)	$ 21,769

The beginning and ending balances of accounts and other receivables, net as of December 31, 2022 are as follows (amounts in thousands):

	Medicare	Medicaid	Private and other payors	Other receivables	Total
Beginning Balance - 1/1/2022	$ 35,953	$ 17,853	$ 40,523	$ 20,314	$ 114,643
Ending Balance - 12/31/2022	45,669	20,310	54,064	1,656	121,699
Increase/(decrease)	$ 9,716	$ 2,457	$ 13,541	$ (18,658)	$ 7,056

The beginning and ending balances of accounts and other receivables, net as of December 31, 2021 are as follows (amounts in thousands):

	Medicare (Unaudited)	Medicaid (Unaudited)	Private and other payors (Unaudited)	Other receivables (Unaudited)	Total (Unaudited)
Beginning Balance - 1/1/2021	$ 36,479	$ 14,408	$ 35,571	$ 29,599	$ 116,057
Ending Balance - 12/31/2021	35,953	17,853	40,523	20,314	114,643
Increase/(decrease)	$ (526)	$ 3,445	$ 4,952	$ (9,285)	$ (1,414)

Deferred Revenue

Deferred revenue includes payments received from residents in advance of services being rendered. As of December 31, 2023 all payments received under the Center for Medicare and Medicaid Services’ Accelerated and Advance Payments Program (“Advanced Payments”) have been paid back. The program was expanded as part of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Beginning at one year from the date the payment was issued and continuing for eleven months, Medicare payments owed to providers and suppliers were recouped at a rate of 25%. After the eleven months end, Medicare payments owed to providers and suppliers were recouped at a rate of 50% for another six months. Advanced Payments recouped for the years ended December 31, 2023, 2022, and 2021 were $ 0.01million, $12.9 million and $ 38.7 million respectively with no remaining balance outstanding.

The beginning and ending balances of deferred revenue, related to payments received from residents in advance of services being rendered, are as follows (amounts in thousands):

For the Years Ended
	December 31, 2023 (Unaudited)	December 31, 2022	December 31, 2021 (Unaudited)
Beginning Balance	$ 16,195	$ 12,684	$ 9,983
Ending Balance	20,747	16,195	12,684
Increase/(decrease)	$ 4,552	$ 3,511	$ 2,701

All amounts included in the beginning balance of deferred revenue excluding Advanced Payments on January 1, 2023, 2022 and 2021 were recognized as revenue during the fiscal years ended December 31, 2023, 2022 and 2021, respectively.

Financing Component

The Company has elected the practical expedient allowed under FASB ASC 606-10-32-18 and, therefore, the Company does not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to the expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily patient accounts receivable. Concentration of credit risk with respect to accounts receivable from patients is limited. The Company records revenue from these governmental and managed care programs as services are performed at their expected net realizable amounts under these programs. The Company’s revenue from governmental and managed care programs is subject to audit and retroactive adjustment by governmental and third-party agencies. Consistent with healthcare industry accounting practices, any changes to these governmental revenue estimates are recorded in the period the change or adjustment becomes known based on final settlement. Any differences between recorded revenues and subsequent adjustments are reflected in operations in the year finalized.

The Company participates in an established Upper Payment Limit program in the state of Indiana with various county hospital partners (“IGT”). The licenses for 63 facilities are retained by eight county hospital districts. Prior to the participation in IGT, the licenses were owned and operated by the Company. The Company has operational responsibility for the facilities through management agreements with the respective districts. The licenses and management agreements between the nursing center division and hospital districts are terminable by either party to restore the previous licensed status.

Government Grants

The Company has been granted stimulus funds through various federal and state government programs, such as through the CARES Act and the American Rescue Plan Act, which were established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses (as such terms are defined in the applicable regulatory guidance) associated with the COVID-19 pandemic. Such grants are not loans and, as such, are not required to be repaid, subject to certain conditions. These conditions are to offset covid expenses, lost revenue, or applied to health care staffing. The Company recognized government grants as grant income in the consolidated statement of operations when there is reasonable assurance the grants will be received and all conditions to retain the funds will be met. The Company adjusted the estimates and assumptions based on the applicable guidance provided by the government and the best available information. Any stimulus or other relief funds received that are not expected to be used in accordance with such terms and conditions will be returned to the government, and any related deferred income will not be recognized.

For the years ended December 31, 2023, 2022 and 2021, the Company recognized government grants of $7.5 million, $24.8 million, and $13.9 million respectively, as grant income. There were no funds deferred as of December 31, 2023. For the years ended December 31, 2022 and 2021 the Company deferred approximately $0.5 million and $0.5 million, respectively, of grant money received. Such deferred amounts are included in the accrued expenses and other current liabilities line on the consolidated balance sheets.

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Restricted cash primarily comprises lender required accounts for property taxes, tenant improvements, capital improvements and insurance, which are restricted as to use or withdrawal.

Accounts Receivable and Allowance for Doubtful Accounts

On January 1, 2020, the Company adopted ASC Topic 326, Financial Instruments Credit Losses, or ASC Topic 326. The Company adopted ASC Topic 326 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020. Accounts receivable consist primarily of amounts due from Medicare and Medicaid programs, other governmental programs, managed care health plans and private payor sources. Accounts receivables are carried net of an allowance for doubtful accounts. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in the Company’s accompanying consolidated statements of operations.

In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type and the status of ongoing disputes with third-party payors. On an annual basis, the historical collection percentages are reviewed by payor and are updated to reflect the Company’s current collection experience. To determine the appropriate reserve rate percentages which ultimately establish the allowance, the Company analyzed historical cash collection patterns by payor. The percentages applied to the aged receivable balances are based on the Company’s historical experience and time limits, if any, for managed care, Medicare, Medicaid and other payors. The Company periodically refines the estimate of the allowance for doubtful accounts based on experience with the estimation process and changes in circumstances.

As of December 31, 2023 and 2022, the Company had $15.2 million and $12.2 million, respectively, in allowances, which were determined necessary to reduce receivables by the expected future credit losses.

Inventories

Inventory consists primarily of pharmaceutical supplies and is stated at the lower of cost (first-in, first-out) or net realizable value.

Property and Equipment
Property and equipment are carried at historical cost less accumulated depreciation. These amounts include amortization of assets recorded as finance leases in accordance with ASC 842. Repairs and maintenance are expensed as incurred. Depreciation for buildings is recognized over a building’s estimated useful life which is generally 39 years. Leasehold improvements are depreciated over their estimated useful lives or the remaining lease term, whichever is shorter and range generally from three to 15 years. Estimated useful lives of furniture and equipment vary from three to 15 years.

The Company periodically evaluates the long-lived assets, primarily consisting of real estate that is carried at the historical cost less accumulated depreciation, for impairment indicators. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, the Company considers market condition and current Company intentions with respect to holding or disposing of the asset. The Company adjusts the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than book value. The Company recognizes an impairment loss at the time of an impairment is determined.
No impairment losses were recorded for the years ended December 31, 2023, 2022, and 2021.

Acquisitions

In accordance with ASC Topic, 805, Business Combinations, or Topic 805, and ASU 2017-01, Clarifying the Definition of a Business, or ASU 2017-01, the Company determines whether a transaction is a business combination, which requires that assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods, the Company recognizes identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, the Company allocates the purchase price to the identifiable assets acquired and liabilities assumed based on their relative fair values. The Company immediately expenses acquisition related expenses associated with a business combination and capitalizes acquisition related expenses directly associated with an asset acquisition. See Note 3, Asset Acquisition and Disposition Activities, for further discussion.

In accordance with ASC Topic 805, the Company, with assistance from independent valuation specialists, measures the fair value of tangible and identified intangible assets and liabilities acquired, as applicable, based on their respective fair values for acquired properties. The method for allocating the purchase price to acquired investments requires management to make subjective assessments for determining fair value of the assets acquired and liabilities assumed. This includes determining the value of the buildings, land, leasehold interests, above market leases, furniture, fixtures and equipment, leases in place and certificates of need (“CON”). These estimates require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact the results of operations, as amounts allocated to certain assets and liabilities have different depreciation or amortization lives. The determination of the fair value of land is based upon comparable sales data. The fair value of buildings is based upon the Company’s determination of the value as if it were to be replaced and vacant using cost data and discounted cash flow modes like those used by independent appraisers.

The values of contingent consideration assets and liabilities are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the acquired asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.

The values are preliminary estimates in nature and subject to adjustments, which could be material. Any necessary adjustments related to business combinations will be finalized within one year from the date of acquisition.

Goodwill and Intangible Assets, net

The Company tests goodwill and indefinite-lived intangible assets for impairment at least annually, and more frequently if indicators arise. The Company first assesses qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and the overall financial and operating performance, to determine the likelihood that the fair value of a reporting unit is less than its carrying amount. The excess fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. The Company recognizes an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period.

The Company’s definite and indefinite-lived intangible assets primarily consists of CONs, customer contracts, leases in place, tax abatement, proprietary software and trade names. The fair values of the indefinite-lived intangible assets are derived from current market data, including comparable sales or royalty rates, and projections. The Company tests other indefinite-lived intangible assets for impairment at least annually, and more frequently if indicators arise. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate.

If impairment indicators arise with respect to intangible assets with finite useful lives, the Company evaluates impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then the Company estimates the fair value of the asset and compares the estimated fair value to the intangible asset’s carrying value. The Company recognizes any shortfall from carrying value as an impairment loss in the current period.

Investment in Joint Ventures

The Company reports investments in unconsolidated entities using the equity method of accounting when the Company has the ability to exercise significant influence over the operating and financial policies. The investments in joint ventures are included in investment in joint ventures in the accompanying consolidated balance sheets. Under the equity method, the Company’s share of the investee’s earnings or losses is included in the accompanying consolidated statements of operations. Earnings or losses from the Company’s investments in unconsolidated entities for the years ended December 31, 2023, 2022 and 2021 were a loss of $ 1.7 million, earnings of $1.4 million, and loss of $1.4 million, respectively.

To the extent that the Company’s cost basis is different from the basis reflected at the entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in the Company’s share of equity in earnings of the entity. The initial carrying value of investments in unconsolidated entities are based on the amount paid to purchase the entity interest or the estimated fair value of the assets prior to the sale of interests in the entity. The Company evaluates equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When the Company determines a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded. For the years ended December 31, 2023, 2022 and 2021, there was no impairment loss.

In February 2022, the Company formed a new joint venture through the contribution of one campus that was operational and five campuses in development and non-operational, located in Ohio and Michigan. The Company contributed the campuses and received a cash distribution of $14.1 million in exchange for a 26% equity investment in the newly formed joint venture. The Company recognized a gain of $0.8 million on the deconsolidation of the campuses contributed. The Company accounts for its investment in the joint venture using the equity method of accounting. The joint venture was determined to be a VIE; however, as the Company does not have the power to direct the activities that most significantly impact the performance of the VIE as it does not control the board of managers, it is not consolidated. During the remainder of 2022 the Company contributed another $4.4 million which made the equity ownership 32% as of December 31, 2022. During the year ended December 31, 2023 the Company contributed $12 million which increased the equity ownership to 49% as of December 31, 2023. The Company also has provided a $14.9 million loan to the joint venture that is due by September 30, 2024. The terms of the loan as of December 31, 2023 are a fixed 15% interest rate with the total principal due at the termination date of the loan.

Income Taxes
The Company is a Limited Liability Company that has elected to be taxed as a partnership. The taxable income of the Company is taxable to its members. Any withholding taxes paid on behalf of the Company members are recorded in equity as part of the member distributions. The Company may be subject to certain state and local income taxes on its income, gross receipts, property or net worth in some jurisdictions.

In addition, certain activities that the Company undertakes are conducted by subsidiaries, which are elected to be treated as taxable C Corporations. The Company recognizes income tax benefits and expense for the federal, state and local income taxes incurred the taxable C Corporation subsidiaries.

The Company follows ASC Topic 740, Income Taxes, to recognize, measure, present and disclose in its accompanying consolidated financial statements uncertain tax positions that they have taken or expect to take on a tax return. As of December 31, 2023 and 2022, the Company did not have any tax benefits or liabilities for uncertain tax positions in its accompanying consolidated financial statements.

The Company accounts for deferred income taxes using the asset and liability method and recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, the Company determines deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided if believed it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes the Company to change its judgement about the realizability of the related deferred tax asset, is included in income tax expense in the accompanying consolidated statements of operations when such changes occur. Deferred tax assets and liabilities, net of valuation allowances, are included in deferred tax liability, net in the accompanying consolidated balance sheets. Any increase or decrease in the long-term deferred tax liability that results from a change in circumstances, and that causes a change in judgement about the expected future tax consequences of events, is recorded in income tax expense (benefit) in the accompanying consolidated statements of operations.

Derivative Financial Instruments

The Company is exposed to the effects of interest rate changes in the normal course of business. To mitigate these risks the Company sometimes uses derivatives, such as fixed-rate interest rate swaps. These are not done for speculative purposes. Derivatives are recognized as either other assets or other liabilities in our accompanying consolidated balance sheet and are measured at fair value.

The Company does not designate the derivative instruments as a hedge instrument as defined under ASC Topic 815, Derivatives and Hedges, which allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged items or to be deferred in other comprehensive income

(loss). Changes in the fair value of derivative financial instruments are recorded as a component of interest expense in the accompanying consolidated statements of operations.
Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued liabilities, long-term debt and borrowings under the Company’s lines of credit. These instruments, excluding long-term debt and lines of credit, are carried at cost, which approximates fair value due to the short-term maturities of the instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. See Note 12, Fair Value Measurements, for further discussion.

Insurance Reserves

Provisions for loss for professional liability risks and workers’ compensation risks are based upon management’s best available information including actuarially determined estimates. The reserve for unpaid losses and loss adjustment expenses is estimated using individual case-based valuations, statistical analyses, and the expertise of an independent actuary. The insurance risk liabilities are included in current reserves and long-term reserves and other liabilities in the accompanying consolidated balance sheets.

Variable Interest Entities (“VIE”)

The Company follows the provisions of the authoritative guidance for determining whether an entity is a VIE. In order to determine if the Company is a primary beneficiary of a VIE for financial reporting purposes, it must consider whether it has the power to direct activities of the VIE that most significantly impact the performance of the VIE and whether the Company has the obligation to absorb losses or the right to receive returns that would be significant to the VIE. The Company consolidates a VIE when it is the primary beneficiary.

Leases

The Company accounts for leases under FASB Leases (ASC Topic 842).

Lessee
Pursuant to ASC Topic 842, lessees are required to recognize the following for all leases with terms greater than 12 months at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability is calculated by using either the implicit rate of the lease or the incremental borrowing rate. A new incremental borrowing rate is calculated each time a new lease is executed.

For finance leases, the accretion of lease liability is included in interest expense and the amortization expense on right-of-use assets is included in depreciation and amortization in the accompanying consolidated statements of operations. Further, finance lease assets are included within property and equipment, net and finance lease liabilities are included within capital leases and financing obligations in the accompanying consolidated balance sheets.

Lessor

Pursuant to ASC Topic 842, lessors bifurcate lease revenues into lease components and non-lease components and separately recognize and disclose non-lease components that are executory in nature. Lease components continue to be recognized on a straight-line basis over the lease term and certain non-lease components may be accounted for under the new revenue recognition guidance in ASC Topic 606. See “Revenue Recognition” section above. ASC Topic 842 also provided for a practical expedient package that permits lessors to not separate non-lease components from the associated lease component if certain conditions are met. Such practical expedient is limited to circumstances in which: (i) the timing and pattern of transfer are the same for the non-lease component and the related lease component; and (ii) the lease component, if accounted for separately, would be classified as an operating lease. In addition, such practical expedient causes an entity to assess whether a contract is predominately lease or service based, and recognize the revenue from the entire contract under the relevant accounting guidance. The Company recognizes revenue from medical office buildings and sub-leasing sections under ASC Topic 842 as resident fees and services revenue. Minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease. Differences between real estate revenue and cash amounts contractually due from tenants for common area maintenance expenses and certain other recoverable expenses, are considered non-lease components. The Company qualified for and elected the practical expedient as outlined above to combine the non-lease component with the lease component, which is the predominant component, and therefore is recognized as part of resident fees and services revenue.

The Company’s senior housing facilities offer residents room and board (lease component), standard meals and monthly healthcare services (non-lease component), and certain ancillary services that are not contemplated in the lease with each resident (i.e., laundry, guest meals, etc.). For the Company’s senior housing facilities, the Company recognized revenue under ASC Topic 606 as resident fees and services revenue, based on the Company’s predominance assessment from electing the practical expedient outlined above. See “Revenue Recognition” section above.

See Note 13, Leases and Financing Obligations, for further discussion.

Stock Based Compensation

On January 1, 2019, the Company adopted Accounting Standards Update, or ASU, 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, or ASU 2018-07, which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. It expands the scope of ASC Topic 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in the entity’s own operations and supersedes the guidance of ASC Topic 505-50, Equity-Based Payments to Nonemployees. The Company applied this guidance using a modified retrospective approach for all equity-classified nonemployee awards for which a measurement date has not been established as of the adoption date. See Note 11, Members’ Equity – Noncontrolling Interests in Total Equity, for a further discussion of grants to nonemployees.

Recently Issued Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers." The ASU amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination and is intended to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency. The ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company adopted ASU 2021-08 on January 1, 2023, which did not have a material impact on the consolidated financial statements.
In July 2023, the FASB issued ASU No 2023-03, Presentation of Financial Statement ( Topic205) Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 EITF Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280-General Revision of Regulation S-X: Income or Loss Applicable to Common Stock, or ASU 2023-03. ASU 2023-03 amends the Accounting Standards Codification, or ASC, for SEC updates pursuant to SEC Staff Accounting Bulletin No. 120; SEC Staff Announcement at the March 24, 2022 Emerging Issues Task Force Meeting; and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280 - General Revision of Regulation S-X: Income or Loss Applicable to Common Stock. These updates were immediately effective and did not have a material impact on our consolidated financial statements and disclosures.
In August 2023, the FASB issued ASU No 2023-05, “Business Combinations— Joint Venture Formations (Subtopic 805-60)”. The amendments in this ASU are effective prospectively for all joint ventures with a formation date on or after January 1, 2025, and early adoption is permitted. Additionally, a joint venture that was formed before the effective date of the ASU may elect to apply the amendments retrospectively if it has sufficient information. The Company is currently evaluating the impact the standard will have on our consolidated financial statements.
In December 2023, the FASB issued ASU No 2023-09,1 “Income Taxes (Topic 740)”. The ASU’s disclosure requirements apply to all entities subject to ASC 740. The objective of these disclosure requirements is for an entity, particularly an entity operating in multiple jurisdictions, to disclose sufficient information to enable users of financial statements to understand the nature and magnitude of factors contributing to the difference between the effective tax rate and the statutory tax rates. The ASU is effective for fiscal years beginning December 15, 2024. The Company is currently evaluating the impact the standard will have on our consolidated financial statements.
3. Asset Acquisition and Disposition Activities
The operating results of the acquired businesses have been included in the accompanying consolidated financial statements of the Company from the respective acquisition dates. The purchase price of acquired businesses and acquired leased facilities resulted from negotiations with each of the sellers that were based upon both the historical and expected future cash flows of the respective businesses and real estate values. Each of these acquisitions were financed through operating cash flows and borrowings. The Company recognized $0.3 million, $0.4 million, and $0.1 million transaction costs in its consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021, respectively.
The following is a summary of the Company’s asset acquisition activities during the year ended December 31, 2023 (Unaudited) (amounts in thousands):

Acquisition	Date Acquired (Unaudited)	Value of Assets Acquired (Unaudited)	Land and Building (Unaudited)	Intangible (Unaudited)	Other Assumed Liabilities (Unaudited)

Louisville English Station Lease Purchase (1)	2/15/2023	$ 11,000	$ 11,000	$-
Tell City and Washington Lease Purchase (2)	7/13/2023	16,600	16,600
New Albany SM Lease Purchase (3)	7/13/2023	16,283	16,283
Bowling Green Asset Acquisition (4)	11/1/2023	5,882	18,771	230	(13,119)
Total		$ 49,765	$ 62,654	$ 230	$ (13,119)
1)In February 2023, the Company purchased a facility consisting of 65 beds located in Kentucky as an asset acquisition from the landlord. The total acquisition cost was $11 million plus immaterial closing costs. The transaction was financed using proceeds of $7.7 million from a term loan and cash on hand. See Note 7, Long Term Debt.

2)In July 2023, the Company exercised the purchase option for two previously leased facilities consisting of 114 beds and 19 units located in Indiana. The total acquisition cost was $16.6 million. The transaction was financed using proceeds of $14.2 million from a term loan and cash on hand. See Note 7, Long Term Debt. The existing right of use net assets of ($2.0) million and existing leasehold improvements of $0.4 million were allocated to the assets acquired.

3) In July 2023, the Company exercised the purchase option for one previously leased facility consisting of 135 beds located in Ohio. The total acquisition cost was $16.3 million. The transaction was financed using proceeds of $16.3 million from a term loan and cash on hand. See Note 13, Financing Obligations. The existing right of use net assets of $0.1 million and existing leasehold improvements of $0.1 million were allocated to the assets acquired.

4)In November 2023, the Company purchased the membership interest from one of its joint ventures for a facility currently being developed. The total cash paid was $5.9 million. In addition, the Company assumed a construction loan of $12.9 million that was fair valued at 10.9 million and other assets and liabilities of $2.0 million. The $2.0 million related to below market adjustment is being amortized straight line over the life of the construction loan. See Note 7, Long Term Debt.

The following is a summary of the Company’s asset acquisition activities during the year ended December 31, 2022 (amounts in thousands):

Acquisition	Date Acquired	Value of Assets Acquired	Land and Building	Intangible

5 Pack (Harrodsburg, Evansville, Stony Brook, Mt. Washington, Pickerington) Lease Purchase(1)	5/20/2022	$ 65,432	$ 65,432	$ -
Total		$ 65,432	$ 65,432	$ -

1)In April and May 2022, the Company exercised the purchase option for four previously leased facilities and one building subject to a financing obligation consisting of 547 beds located in Kentucky, Indiana, and Ohio. The total acquisition cost was $65.4 million. The transaction was financed using proceeds of $65.8 million from a bridge loan. See Note 7, Long Term Debt. The existing right of use net assets of $1.1 million and existing leasehold improvements of $1.1 million were allocated to the assets acquired.

The following is a summary of the Company’s asset acquisition activities during the year ended December 31, 2021 (amounts in thousands):

Acquisition (Unaudited)	Date Acquired (Unaudited)	Value of Assets Acquired (Unaudited)	Land and Building (Unaudited)	Intangible (Unaudited)

Super 6 (Kendalville, Delphos, Sylvania, Springfield II, Lima, Union Township)(1)	1/19/2021	$ 77,194	$ 76,135	$ 1,059
Total		$ 77,194	$ 76,135	$ 1,059

1)In January 2021, the Company exercised the purchase option for six previously leased facilities consisting of 641 beds located in Indiana and Ohio (Super 6). The total acquisition cost was $77.2 million. The assigned life of the acquired intangible is 12 years. The transaction was financed using proceeds of $78.6 million from a Term Loan on January 19, 2021. The existing right of use net assets of $3.1 million and existing leasehold improvements $1.6 million were allocated to the assets acquired.

There were no dispositions for the year ended December 31, 2023.

The following is a summary of the dispositions for the year ended December 31, 2022 (amounts in thousands):

Location	Date Disposed	Contract Sales Price
Spencer, IN(1)	9/1/2022	$ 12,000
McConnellsville, OH(2)	10/3/2022	6,700
Total		$ 18,700

1)In September 2022, the Company disposed of one senior health campus in Indiana with transactional costs of $0.3 million making the net cash received of $11.7 million. The Company recognized a total net gain on the dispositions of $2.1 million, which is included in other (income) expense, net on the consolidated statement of operations. Proceeds received from the disposition were used to pay off a HUD mortgage. See Note 7, Long Term Debt.

2)In October 2022, the Company disposed of one senior health campus in Ohio with transactional costs of $0.3 million making the net cash received of $6.4 million. The Company recognized a total net gain on the disposition of $1.3 million, which is included in other (income) expense, net on the consolidated statement of operations. Proceeds received from the disposition were used to pay down the RER line of credit. See Note 7, Long Term Debt.

The following is a summary of the dispositions for the year ended December 31, 2021 (amounts in thousands):

Location (Unaudited)	Date Disposed (Unaudited)	Contract Sales Price (Unaudited)

Pittsburgh, PA - PCA Pittsburgh Pharmacy(1)	7/20/2021	$ 640
Milford, IN(2)	7/2/2021	300
Bluffton, OH(2)	5/18/2021	200
Total		$ 1,140

1)In July 2021, the Company disposed of PCA Mission Pharmacy Pittsburg located in Pennsylvania. The Company received $0.6 million as sales proceeds. Proceeds received from the disposition were used to fund operating activities. Transaction included a contingent maximum earn out of $0.5 million, which will be calculated as a percentage of revenues generated from assumed customer contracts and collected by buyer over the next three years. The earn out will be recorded as gain when collected. For the year 2021, a gain of $0.1 million was recorded.

2)During the year ended 2021, the Company disposed of one senior health campus in in Indiana and one senior health campus in Ohio. The Company recognized a total net loss on such dispositions of $0.1 million, which is included in other (income) expense, net on the consolidated statement of operations. Proceeds received from the disposition were used to pay down other liabilities.

4. Business Combinations

The following table below summarizes the acquisitions accounted for as business combinations during the year ended December 31, 2023 and 2022 , which are included within the accompanying consolidated financial statements of the Company. The Company did not complete any acquisitions accounted for as a business combination in 2021. The Company recognized $0.0 million and $1.1 million of transaction costs in its consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively. The Company records the assets acquired and liabilities assumed at fair value for acquisitions accounted for as business combinations. The acquired intangible assets subject to amortization for years ended December 31, 2023 and 2022 amounted to $0.02 million and $10.3 million, respectively, and carried a weighted average amortization period of 14 months. Any necessary adjustments will be finalized within one year from the date of acquisition.

The Company’s acquisitions accounted for as business combinations for the year ended December 31, 2023 (Unaudited) are included the following table (amounts in thousands):

MCP Acquisition (1)
Current assets:
Cash and cash equivalents	$ 580
Property and equipment, net	39
Other assets:
Goodwill	3,337
Deposits and other assets	60
Total assets acquired	$ 4,016
Current liabilities:
Accounts payable	(74)
Accrued salaries and payroll	(76)
Accrued expenses and other current liabilities	(958)
Current professional, general, workers’ compensation reserve	(413)
Resident funds liability	(1)
Deferred revenue	(482)
Current portion of finance leases and financing obligations	(11)
Long-term liabilities:
Long-term debt, less current portion, net	(500)
Lease liabilities, less current portion	(1)
Total liabilities assumed	$ (2,516)
Net assets acquired	$ 1,500

(1) On February 15, 2023, the Company acquired the remaining 60% interest in its equity method investment, Memory Care Partners, LLC (“MCP”) from the other joint venture partner. MCP is comprised of one campus consisting of 65 beds located in Kentucky. The purchase consideration for the 60% interest of $0.9 million was acquired using cash on hand. Through February 15, 2023, the 40% interest in net earnings or losses of this joint venture was included in joint venture investment income or loss in the consolidated statement of operations. The Company’s previously held interest was re-measured at fair value as of February 15, 2023, and the Company recognized a gain on re-measurement of $0.7 million which was included in other nonoperating loss (gains) in the consolidated statement of operations.
The Company’s acquisitions accounted for as business combinations for the year ended December 31, 2022 are included the following table (amounts in thousands):

	Springhurst Pines(1)	PCA Florida Acquisition(2)	RHS Acquisition(3)	2022 Total Acquisitions
Current assets:
Cash and cash equivalents	$ -	$ 205	$ 7,868	$8,073
Accounts and other receivables, net	-	439	17,953	18,392
Inventories	-	385	974	1,359
Prepaid expenses	1	27	300	328
Insurance receivable	-	-	188	188
Other current assets	-	-	623	623
Property and equipment, net	22,138	415	68,955	91,508
Other assets:
Goodwill	2,423	394	42,174	44,991
Intangible assets, net	4,110	-	9,787	13,897
Right of use assets	-	646	153,131	153,777
Restricted cash	-	-	981	981
Deposits and other assets	-	45	56	101
Long-term insurance receivable	-	-	311	311
Total assets acquired	28,672	2,556	303,301	334,529

Current liabilities:
Accounts payable	-	(1,592)	(2,037)	(3,629)
Accrued salaries and payroll	(109)	(98)	(3,286)	(3,493)
Accrued expenses and other current liabilities	(8,033)	(220)	(7,103)	(15,356)
Current reserves	-	-	(1,392)	(1,392)
Resident funds liability	-	-	(97)	(97)
Deferred revenue	-	-	(1,156)	(1,156)
Current lease liabilities	-	(131)	(13,603)	(13,734)
Current portion of finance leases and financing obligations	(56)	-	(10)	(66)
Long-term liabilities:
Long-term debt, less current portion, net	-	-	(51,675)	(51,675)
Lease liabilities, less current portion	-	(515)	(146,873)	(147,388)
Long-term reserves and other liabilities	-	-	(2,751)	(2,751)
Total liabilities assumed	(8,198)	(2,556)	(229,983)	(240,737)
Net assets acquired	$ 20,474	$ -	$ 73,318	$ 93,792

(1)On January 3, 2022, the Company, through a majority-owned subsidiary of Trilogy Investors, acquired 100% of a senior health facility consisting of 153 beds located in Kentucky. The transaction was financed using proceeds of $20.8 million from a term loan on January 3, 2022. See Note 7, Long Term Debt.

(2)On April 1, 2022, the Company, through Trilogy Investors, acquired the remaining 50.0% interest in a leased pharmaceutical business in Florida from an unaffiliated third party and incurred transaction costs of $0.9 million. Through Trilogy Investors, the Company previously owned a 50% interest in the pharmaceutical business that was included in investment in joint ventures within total other assets in the consolidated balance sheet.

(3)On August 1, 2022, the Company, through Trilogy Investors, acquired the remaining 50% interest in its equity method investment, RHS Partners, LLC (“RHS”) from the other joint venture partner. RHS is comprised of 16 total campuses (3 owned and 13 leased) for a total of 1,794 beds located in Indiana. The purchase consideration for the 50% interest of $36.6 million was financed through a $22.5 million draw on the revolver line of credit and the settlement of a previously held note receivable and accrued interest from the other joint venture partner of $14.1 million. Through July 31, 2022, the 50% interest in net earnings or losses of this joint venture was included in loss (gain) from unconsolidated entities in the consolidated statement of operations. The Company’s previously held interest was re-measured at fair value as of July 31, 2022, and the Company recognized a gain on re-measurement of $19.6 million which was included in other (income) expense, net in the consolidated statement of operations.

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents the combined results of operations for each of the periods presented, as if the acquisitions had been consummated on January 1, 2021. The unaudited pro forma information presented below is for informational purposes only and is not necessarily indicative of the Company’s consolidated results of operations of the combined businesses had the acquisitions actually occurred on January 1, 2021 or of the results of the Company’s future operations of the combined businesses. The unaudited pro forma financial information does not reflect any synergies or operating cost reductions that have been and may be achieved from the combined operations.

	For the Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Pro forma net revenue	$ -	$1,374,088	$ 1,200,430
Pro forma net (loss) income	$ -	$ 35,882	$ (16,213)

5. Property and Equipment, net

Property and equipment consist of the following (amounts in thousands) as of December 31, 2023 and 2022:

	December 31, 2023 (Unaudited)	December 31, 2022 (Audited)
Buildings and improvements	$ 1,373,977	$ 1,315,094
Furniture and equipment	236,121	225,961
Land and land improvements	137,632	129,506
Construction in progress	28,308	5,067
	1,776,038	1,675,628
Less accumulated depreciation	(361,971)	(313,853)
Property and equipment, net	$ 1,414,067	$ 1,361,775

The Company recognized $64.6 million and $59.8 million in depreciation expense for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023 and 2022, the Company had $14.0 million and $10.1 million, respectively, in leasehold improvements. The improvements are amortized over the shorter of their useful life or the lease term.

As of December 31, 2023 and 2022, the Company had $18.7 million and $27.2 million, respectively, in gross capitalized software. As of December 31, 2023 and 2022, the Company had $15.0 million and $22.1 million, respectively, in accumulated depreciation of capitalized software included in furniture and equipment.

Construction in progress represents costs associated to date for renovation and development projects.

6. Goodwill and Intangible Assets, net

The components of goodwill and intangible assets are as follows as of December 31, 2023 (Unaudited) (amounts in thousands):

	Gross intangible assets	Accumulated amortization	Net intangible assets
Goodwill Balance, December 31, 2022	$ 120,300	$ -	$ 120,300
Additions	3,337	-	3,337
Goodwill Balance, December 31, 2023	$ 123,637	$ -	$ 123,637

Unamortized intangible assets
Certificates of need	99,714	-	99,714
Tradenames	20,267		20,267
Amortized intangible assets
Tax abatement (12 year life)	1,263	(265)	998
Leases in place	330	(293)	37
Customer contracts (19 year life)	2,840	(934)	1,906
Proprietary software (5 year life)	470	(470)	-
Total intangible assets	124,884	(1,962)	122,922
Total	$ 248,521	$ (1,962)	$ 246,559

The components of goodwill and intangible assets are as follows as of December 31, 2022 (amounts in thousands):

	Gross intangible assets	Accumulated amortization	Net intangible assets
Goodwill Balance, December 31, 2021	$ 75,309	$ -	$ 75,309
Additions	44,991	-	44,991
Goodwill Balance, December 31, 2022	$ 120,300	$ -	$ 120,300

Unamortized intangible assets
Certificates of need	97,340	-	97,340
Tradenames	30,787	-	30,787
Amortized intangible assets
Tax abatement (12 year life)	1,059	(176)	883
Leases in place	10,651	(5,553)	5,098
Customer contracts (19 year life)	2,840	(785)	2,055
Proprietary software (5 year life)	470	(470)	-
Total intangible assets	143,147	(6,984)	136,163
Total	$ 263,447	$ (6,984)	$ 256,463

The Company records CONs with indefinite useful lives. In the states of Ohio, Kentucky, and Michigan, a facility that is certified as a nursing facility is required to operate with a CON. There were no CONs disposed of in 2023. During 2022, the Company disposed of $5.7 million in CONs within the states that it operates. During 2023, 2022 and 2021, the Company acquired $2.4 million, $3.9 million and $2.3 million, respectively, in CONs within the states that it operates which includes the CONs acquired through acquisitions as discussed in Note 3, Asset Acquisition and Disposition Activities and Note 4, Business Combinations.

For the year ended December 31, 2023, there was $10.5 million of intangible asset impairment losses recorded. There were no impairments for the year ended December 31, 2022. The Company reporting unit PRO Services, LLC, as of December 2023 rebranded to a new tradename called Synchrony. All marketing materials and customer contracts no longer use the old tradename. Based on these factors the Company recorded an impairment of the old trade name for the full amount of $10.5 million. This loss has been recorded in impairment of tradename in the consolidated 2023 statement of operations.

Amortization expense for all intangible assets was $5.3 million, $5.6 million, and $0.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Estimated amortization expense for all intangible assets as of December 31, 2023 (Unaudited) are as follows (amounts in thousands):

Intangible amortization schedule
2024	$ 268
2025	258
2026	259
2027	258
2028	258
Thereafter	1,640
Total	$ 2,941

7. Long-Term Debt

Long-term debt consists of the following as of December 31, 2023 (Unaudited) and 2022 (amounts in thousands):

(1)The Company maintains 59 separate mortgage loans insured by HUD. The interest rates are fixed and range from 2.86% to 6.99% with a weighted average effective interest rate of 4.24%. The HUD Loans mature between 2044 and 2059. Each of the HUD loans are secured by a mortgage on the property owned by the applicable borrower.
(2)On August 27, 2020, the Company entered into a construction loan agreement to finance the construction of new villa properties located in Monclova, Ohio. The maximum principal sum of the loan is $7.0 million with a fixed interest rate of 4.00%. The construction loan requires monthly interest only payments for the first 36 months, then principal plus interest payments until the maturity date of August 27, 2025. The construction loan is secured by certain real property and personal property of the campus owned by the Company.
(3)On January 3, 2022, the Company entered into a term loan for $20.8 million. The Company used the net proceeds to finance the acquisition of one facility located in Louisville, Kentucky. The term loan requires that the Company pay all the outstanding loan balance on the maturity date of January 3, 2027, together with any and all accrued and unpaid interest thereon. The interest rate on the promissory note is equal to a fixed rate of 3.50% per annum. The term loan requires monthly interest only payments for the first 36 months, then principal plus interest payments until the maturity date of January 3, 2027.
(4)On November 1, 2023, the Company acquired a property in Bowling Green, Ohio, and assumed the related construction loan with a maximum principal sum of $18.9 million and a fixed interest rate of 3.50% per annum. The construction loan requires monthly interest only payments for the first 36 months, then principal plus interest payments until the maturity date of February 28, 2027.
(5)On August 1, 2022, the acquisition of the remaining 50% interest in RHS Partners, LLC joint venture was financed through a promissory note for $5.0 million entered into on June 28, 2019, which proceeds were used for the acquisition of one facility in Indiana. The promissory note requires that the Company pay all the outstanding balance on the maturity date of July 1, 2024, together with any and all accrued and unpaid interest thereon. The interest rate on the note is equal to a fixed rate of 8.50% per annum. The promissory note was paid off in May 2023.
(6)On August 1, 2022, the acquisition of the remaining shares of the RHS Partners, LLC joint venture included a promissory note for $1.4 million entered into on June 28, 2019, which proceeds were used for the acquisition of one facility in Indiana. The promissory note requires that the Company pay all the outstanding balance on the maturity date of July 1, 2024, together with any and all accrued and unpaid interest thereon. The interest rate on the note is equal to a fixed rate of 7.30% per annum. The promissory note was paid off in May 2023.
(7)On February 28, 2020, the Company entered into a construction loan agreement to finance the construction of a new property location in Belmont, Michigan. The maximum principal sum of the loan is $15.4 million with an interest rate of one-month SOFR Rate plus 3.00%. The construction loan requires monthly interest only payments until the maturity date of March 29, 2024. The construction loan is secured by certain real property and personal property of the campus owned by the Company.
(8)On January 31, 2019, the Company entered into a construction loan agreement to finance the construction of a new property located in Byron Center, Michigan. The maximum principal sum of the loan is $14.3 million with an interest rate of one-month SOFR Rate plus 2.85%. The construction loan required monthly interest only payments until the initial maturity date of July 30, 2023. The Company exercised the one-year extension option on July 30, 2023. The loan now requires principal plus interest payments until the extended maturity date of July 31, 2024. The construction loan is secured by certain real property and personal property of the campus owned by the Company.

(9)On February 13, 2020, the Company entered into a construction loan agreement to finance the construction of a new property located in Hamilton, Ohio. The maximum principal sum of the loan is $11.5 million with an interest rate of one-month SOFR Rate plus 3.00%. The construction loan requires monthly interest only payments until the maturity date of March 29, 2024. The construction loan is secured by certain real property and personal property of the campus owned by the Company.
(10)On February 13, 2020, the Company entered into a construction loan agreement to finance the construction of a new property located in Harrison, Ohio. The maximum principal sum of the loan is $15.6 million with an interest rate of one-month SOFR Rate plus 3.00%. The construction loan requires monthly interest only payments until the maturity date of March 29, 2024. The construction loan is secured by certain real property and personal property of the campus owned by the Company.
(11)On January 19, 2021, the Company entered into a term loan for $78.6 million. The Company used the net proceeds to finance the acquisition of six facilities located in Indiana and Ohio. The term loan requires that the Company pays all of the outstanding loan balance on the maturity date of February 10, 2024, together with any and all accrued and unpaid interest thereon. The Company exercised a 6-month extension effective on February 10th that made the new maturity date August 10, 2024. The interest rate on the promissory note is equal to 1-month average SOFR plus 2.86% per annum with an interest rate floor of 3.61% per annum. The term loan is secured by a perfected first priority lien and security interest of the six campuses with $48 million of the debt being nonrecourse to the Company. On August 23, 2023, one of the facilities was released and refinanced with a HUD-insured loan, and a principal payment was made on the loan for $9.8 million. As of December 31, 2023, the Company was not compliant with one covenant, however a waiver and amendment of the covenant calculation was subsequently received.

(12)On February 13, 2020, the Company entered into a construction loan agreement to finance the construction of a new property located in Romeo, Michigan. The maximum principal sum of the loan is $12.4 million with an interest rate of one-month SOFR Rate plus 3.00%. The construction loan requires monthly interest only payments until the maturity date of March 29, 2024. The construction loan is secured by certain real property and personal property of the campus owned by the Company.
(13)On May 19, 2022, the Company entered into a term loan for $65.8 million. The Company used the net proceeds to finance the acquisition of five facilities located in Indiana, Kentucky, and Ohio. The term loan requires that the Company pays all the outstanding loan balance on the maturity date of May 19, 2024, together with any and all accrued and unpaid interest thereon. There is a one-year extension option. The interest rate on the promissory note is equal to one-month Term SOFR plus 2.50% per annum, with a Term SOFR floor of 0.0%.
(14)On August 1, 2022, the acquisition of RHS included a term loan for $45.3 million entered into on June 28, 2019, which proceeds were used for the acquisition of three facilities in Indiana. The term loan requires that the Company pay all the outstanding loan balance on the maturity date of June 28, 2023, together with any and all accrued and unpaid interest thereon. The interest rate on the term loan note is equal to daily simple SOFR plus 2.85% per annum. The term loan was paid in May 2023.

(15) On December 15, 2022, the Company entered into a term loan for $30.0 million. The Company used the net proceeds to pay off a construction loan for two properties which was to mature on March 13, 2023. The term loan requires that the Company pay all the outstanding loan balance on the maturity date of July 10, 2025, together with any and all accrued and unpaid interest thereon. The interest rate on the term loan note is equal to 30-day average SOFR plus 2.50% per annum with a SOFR floor of 0.50%.

(16)On July 13, 2023, the Company entered into a term loan for an initial amount of $14.2 million. The Company used the net proceeds for the acquisition of two facilities in Indiana. There is a maximum future funding amount of $2.8 million for the construction of additional villa units at one of the facilities. The term loan requires monthly interest only payments for 36 months until the maturity date of January 13, 2026. Then, if the 1-year extension option is exercised, principal plus interest payments are required. The extension option requires HUD applications to be in process, the payment of the extension fee, plus new facility appraisals. The interest rate on the term loan is equal to term SOFR plus 3.00% per annum.
(17)On February 15, 2023, the Company entered into a term loan for $7.7 million. The Company used the net proceeds for the acquisition of one facility in Kentucky. The term loan requires that the Company pay all the outstanding loan balance on the maturity date of February 15, 2030, together with any and all accrued and unpaid interest thereon. The interest rate on the term loan note is equal to 30-day average SOFR plus 2.25% per annum with a minimum interest rate of 4.00%. The term loan requires monthly interest only payments for the first 48 months, then principal plus interest payments until the maturity date.

The Company’s various loan agreements require the maintenance of certain financial covenants including fixed charge coverages, leverage ratio, minimum tangible net worth balance, and reporting requirements.

Principal payments due over the five years are as follows (Unaudited) (amounts in thousands):

8. Lines of Credit

On September 5, 2019, Trilogy RER, LLC executed a Senior Secured Credit Agreement (“RER Credit Agreement”) with KeyBank, the administrative agent, Regions Bank, the syndicating agent and CIT Bank as the revolving agent. The RER Credit Agreement has a maximum real estate revolver credit amount of $365.0 million plus an accounts receivable revolver credit amount of $35.0 million. The credit agreement had a four-year term, and in 2023, an extension was granted to move the maturity date to June 5, 2025, with $0.7 million in transaction costs.

At the Company’s option, the RER Credit Agreement bears interest at a floating rate based on an adjusted daily simple SOFR rate plus an applicable margin of 2.75% or an adjusted term SOFR rate plus an applicable margin of 2.75% or an alternate base rate plus an applicable margin of 1.75%. In addition to paying interest on outstanding principal under the RER Credit Agreement, the Company will be required to pay an unused fee to the lenders in respect of the unutilized commitment at a rate equal to 0.15%, subject to adjustment depending on usage. Outstanding amounts under the RER Credit Agreement may be prepaid, or in whole or in part, at any time, without penalty or premium, subject to customary breakage costs.

The proceeds under the RER Credit Agreement may be used for working capital, capital expenditures, acquisition of properties and fee interests in leasehold properties and general corporate purposes. The RER Credit Agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including incurrence of debt and limitations on secured recourse indebtedness.

As of December 31, 2023 and 2022, the real estate borrowing capacity was $21 million and $47 million, respectively, and the accounts receivable borrowing capacity was $14 million and $31 million, respectively. The borrowings outstanding on the real estate line totaled $297 million and $317 million, and the interest rate on borrowings outstanding was 8.20% and 7.17%. The borrowings outstanding on the accounts receivable line totaled $12 million and $0, and the interest rate on borrowings outstanding was 8.20% and 7.17%.

9. Income Taxes

The Company, taxed as a partnership, generally will not be subject to federal income tax on taxable income that is distributed to the Company’s members. The wholly owned C Corporation subsidiary is subject to corporate federal and state income tax on its separate share of taxable income. There were no federal or state, current or deferred income taxes recorded for the years ended December 31, 2023 and 2022.

The components of income tax benefit for the years ended December 31, 2023, 2022 and 2021 were as follows (amounts in thousands):

For the Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Federal current	$ -	$ -	$ -
State current	-	-	-
Federal deferred	$ 21,107	$ 21,676	$ 21,762
State and local deferred	2,682	2,453	2,564
Valuation allowance	$ (23,789)	$ (24,129)	$ (24,326)
Total income tax expense (benefit)	$ -	$ -	$ -

Current Income Tax
Federal and state income taxes are generally a function of the level of taxable income recognized by the TRS. The Company was formed on December 1, 2015. The tax return for the December 1 through December 31, 2015 tax year was audited with no changes by the Internal Revenue Service. All subsequent tax return years are open for audit.

Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for assets and liabilities) and the generation of tax net operating losses that may be realized in future periods depending on sufficient taxable income.

The Company applies the rules of ASC 740-10, Accounting for Uncertainty in Income Taxes, for uncertain tax positions using a “more likely than not” recognition threshold for tax positions. Pursuant to these rules, the Company will initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on the estimate of the ultimate tax benefit to be sustained if audited by the taxing authority.

The components of deferred tax assets and liabilities as of December 31, 2023 and 2022 were as follows (amounts in thousands):

	December 31, 2023 (Unaudited)	December 31, 2022
Net operating loss carryforward	$ 13,996	$ 14,804
Professional/ general liability reserve	8,119	7,487
Straight-line rent	12,382	14,708
Accounts receivable	2,878	2,224
Other	1,913	1,207
Deferred tax asset	39,288	40,431
Valuation allowance	(23,788)	(24,129)
Deferred tax asset, net	15,500	16,302
Fixed assets	(10,261)	(11,560)
Intangible assets	(2,631)	(2,067)
Other	(2,608)	(2,676)
Deferred tax liability	(15,500)	(16,302)
Deferred tax liability, net	$ -	$ -

The Company has no unrecognized tax assets or liabilities as of December 31, 2023 and 2022. It assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. As of December 31, 2023 the deferred tax asset includes $14.0 million related to net operating loss carryforwards that can be used to offset taxable income in future periods. This included pre 2018 net operating loss tax benefit of $2.7 million that will expire in years 2036-2037 and post 2017 benefit $11.3 million which can be carried forward indefinitely, but the deductions are limited to 80 percent of taxable income. A valuation allowance is established if the Company believes it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of December 31, 2023 and 2022, the Company’s valuation allowance reserves the net deferred tax assets not anticipated to be realized in the future. The Company will continue to monitor industry and economic conditions, and the ability to generate taxable income based on the Company’s business plan and available tax planning strategies, which would allow the Company to utilize the tax benefits of the net deferred tax assets and thereby allow the Company to reverse all, or a portion of the valuation allowance in the future.

10. Redeemable Noncontrolling Interests

As of December 31, 2023 and 2022, the Company holds a 99.2% and 96.2%, respectively, of the outstanding equity interests of Trilogy Investors. As of December 31, 2023 and 2022, certain members of Trilogy Investors’ management and certain members of an advisory committee to Trilogy Investors’ board of directors owned approximately 0.73% and 3.8%, respectively, of the outstanding equity interests of Trilogy Investors. The noncontrolling interests held by such members have redemption features outside of the Company’s control and are accounted for as redeemable noncontrolling interests in the Company’s accompanying consolidated balance sheets.

The Company records the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the years ended December 31, 2023, 2022, and 2021 (amounts in thousands):

	For the Years Ended
	December 31, 2023 (Unaudited)	December 31, 2022	December 31, 2021 (Unaudited)
Beginning Balance	$54,118	$43,356	$40,388
Additional redeemable noncontrolling interests	-	-	8,165
Reclassification from equity	83	83	5,923
Distributions	(654)	(1,675)	(1,293)
Distributions (noncash)	(327)
Reclassification to Stock Comp Repurchase Liability	(24,985)
Repurchase of redeemable noncontrolling interests	(17,150)	(3,707)	(8,429)
Adjustment to redemption value	394	14,127	(866)
Net (loss) income attributable to redeemable noncontrolling interests	(151)	1,934	(482)
Ending Balance	$11,328	$54,118	$43,356

During the year ended December 31, 2023, the Company executed a redemption agreement for 1,469,717 units at $17.22 per unit. The Company issued the proceeds for these units in January 2024 and has reported the liability related to the execution of the agreement as a redemption payable included in accrued expenses and other current liabilities on the consolidated balance sheet as of December 31, 2023.

11. Members’ Equity

Units

The Company’s capital is comprised of membership interest units (“Units”). Each Member is entitled to one vote per each Unit on all matters submitted to a vote. Holders of Units who are not admitted as a Member do not have the right to vote. Members will vote together with other Members as a single class on all matters. Distributions of cash are provided to holders of Units pro rata in proportion to their respective Units within thirty (30) days of the end of each fiscal quarter or on a more frequent basis as determined by the Company’s manager. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, the Company’s funds and assets that may be legally distributed to its unitholders will be distributed among the holders of the then-outstanding Units pro rata in proportion to their respective Units.

The Company had 777,634 shares issued and outstanding as of December 31, 2023. There are no other classes of Units or membership interests in the Company. For the years ended December 31, 2023, 2022 and 2021, the Company did not issue any additional Units.

Noncontrolling Interests in Total Equity

Profit Interest
In connection with the Trilogy Acquisition, profit interest units in Trilogy Investors (“Profit Interests”) were issued to Trilogy Management Services, LLC and an independent director of Trilogy Investors, both unaffiliated third parties that manage or direct the day-to-day operations of Trilogy Investors. The profit interest units are not entitled to any voting rights. The profit interest units have a right to receive distributions funded solely by the profits of the Company which are generated after the grant date. Each holder of a profit interest unit shall be entitled to participate in operating and liquidating distributions only after cumulative distributions equal the distribution hurdle applicable to such profit interests unit. The distribution hurdle shall be adjusted for future equity contributions and distributions to the common unit holders.

The Profit Interests consist of time-based or performance-based commitments. The time-based Profit Interests were measured at their grant date fair value and vest in increments of 20.0% on each anniversary of the respective grant date over a five year period. The Company amortized the time-based Profit Interests on a straight-line basis over the vesting periods, which are recorded to general and administrative in the Company’s accompanying consolidated statements of operations. The performance-based Profit Interests are subject to a performance commitment and vest upon liquidity events as defined in the Profit Interests agreements. The performance-based Profit Interests were measured at their fair value on the adoption date of ASU 2018-07 using a modified retrospective approach. The nonvested awards are presented as noncontrolling interests in total equity in the Company’s accompanying consolidated balance sheets, and are re-classified to redeemable noncontrolling interests upon vesting as they have redemption features outside of the Company’s control similar to the common units held by Trilogy Investors’ management. See Note 10, Redeemable Noncontrolling Interests, for a further discussion.

In December 2021, the Company redeemed a part of the time-based Profit Interests, and all of the performance-based Profit Interests that were included in noncontrolling interests in total equity. The Company redeemed such Profit Interests for $16.5 million, which was paid $8.7 million in cash and $7.9 million through the issuance of additional equity interests in Trilogy Investors that are classified as redeemable noncontrolling interests in the Company’s consolidated balance sheets. For the years ended

December 31, 2023, 2022 and 2021, the Company recognized stock compensation expense (benefit) related to the Profit Interests of $83 thousand, 83 thousand and $8.8 million, respectively, within the general and administrative line item.

Preferred Shares
One of the Company’s wholly owned subsidiaries, Trilogy REIT, issued non-voting preferred shares of beneficial interests to qualified investors for total proceeds of $125 thousand. These preferred shares of beneficial interests are entitled to receive cumulative preferential cash dividends at the rate of 12.5% per annum. The Company classifies the value of the subsidiary’s preferred shares of beneficial interests as noncontrolling interests in the Company’s accompanying consolidated balance sheets and the dividends of the preferred shares of beneficial interests in net income or loss attributable to noncontrolling interests in the Company’s accompanying consolidated statements of operations.

12. Derivative Financial Instruments

The Company used derivative financial instruments to manage interest risk associated with variable rate debt. The derivative financial instruments were recorded in the consolidated balance sheet as a liability measured at fair value. The Company did not have any derivative financial instruments as of December 31, 2022.

The table below presents the Company’s derivative financial instruments as of December 31, 2023, which uses the index from Chicago Mercantile Exchange (“CME”) are included in long term reserves and other liabilities in our accompanying consolidated balance sheets (amounts in thousands):

As of December 31, 2023, none of the Company’s derivative financial instruments were designated as hedges. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the year ended December 31, 2023 the Company recorded a loss in the fair value of derivative financial instruments of $0.2 million which is included as an increase to interest expense in the accompanying consolidated statements of operations.

13. Fair Value Measurements

Assets and Liabilities Reported at Fair Value
The Company follows the provisions of the authoritative guidance for fair value measurements, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance related to fair value measures establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value:

•Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
•Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The Company’s policy is to recognize transfers between levels as of the end of the reporting period. There were no significant transfers between levels two and three during the year ended December 31, 2023, 2022, and 2021

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2023, aggregated by the level in the fair value hierarchy within which those measurements fall (amounts in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) (Unaudited)	Significant Other Observable Inputs (Level 2) (Unaudited)	Significant Unobservable Inputs (Level 3) (Unaudited)	Total (Unaudited)
Liabilities:
Derivative financial instruments		$ (211)		$ (211)

Total liabilities at fair value	$-	$ (211)	$	$ (211)

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2022.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall (amounts in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) (Unaudited)	Significant Other Observable Inputs (Level 2) (Unaudited)	Significant Unobservable Inputs (Level 3) (Unaudited)	Total (Unaudited)
Liabilities:
Management Warrants			$ (786)	$ (786)
Total liabilities at fair value	$ -	$ -	$ (786)	$ (786)

Management warrants

All outstanding warrants were redeemed and converted to Trilogy Investors’ common units valued at $16 per unit during September 2022.

The change in liabilities measured at fair value for which the Company uses Level 3 inputs to determine fair value are as follows (amounts in thousands):

	For the Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Balance as of beginning of period	$ -	$ (786)	$ (1,025)
Settlements	-	786	239
Realized and unrealized gains (losses), net	-	-	-
Balance as of end of period	$ -	$ -	$ (786)

Financial Instruments Disclosed at Fair Value

The Company considers the carrying values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable and accrued liabilities to approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair values of the other financial instruments are classified in Level 2 of the fair value hierarchy.

The fair values of the Company’s long-term debt and lines of credit are estimated using discounted cash flow analyses using borrowing rates available to the Company for debt instruments with similar terms and maturities. The Company has determined that the valuations of the long-term debt and lines of credit are classified in Level 2 within the fair value hierarchy. The carrying amounts and estimated fair values of such financial instruments as of December 31, 2023 and 2022 were as follows (amounts in thousands):

	December 31, 2023(Unaudited)		December 31, 2022
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Liabilities:
Long-term debt	$ 930,959	$ 603,602	$ 818,771	$ 693,324
Lines of credit	$ 309,823	$ 310,031	$ 316,734	$ 322,779

14. Leases and Financing Obligations

Lessor

The Company has operating leases with tenants that expire at various dates through 2031. For the years ended December 31, 2023, 2022 and 2021, the Company recognized $2.1 million, $2.2 million, and $2 million of revenues related to operating lease payments, respectively. The following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for leases in effect for properties wholly owned for the year ended December 31, 2023 and for each of the next five years ending December 31 and thereafter (amounts in thousands):

Year	Amount (Unaudited)
2024	$ 1,419
2025	634
2026	492
2027	258
2028	209
Thereafter	361
Total	$ 3,373

Lessee

The Company leases certain land, buildings, furniture, and fixtures. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. Most leases include one or more options to renew, with renewal terms that generally can extend at various dates through 2087, excluding extension options. The exercise of lease renewal options is at the Company’s discretion. Certain leases also include options to purchase the leased property.

The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Certain lease agreements include rental payments that are adjusted periodically based on Consumer Price Index and may also include other variable lease costs (i.e., common area maintenance, property taxes and insurance). The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease costs were as follows (amounts in thousands):

Lease Cost	Classification	2023 (Unaudited)	2022	2021 (Unaudited)
Operating lease cost
Fixed expenses	Property operating expenses	$ 37,026	$ 25,156	$ 18,337
Variable expenses	Property operating expenses	3,766	3,282	3,116
Finance lease cost
Amortization of leased assets	Depreciation and amortization	57	57	1,447
Interest on lease liabilities	Interest expense, net	10	14	384
Sublease Income	Resident fees and services	(271)	(269)	(123)
Net lease cost		$ 40,588	$ 28,240	$ 23,161

Other information related to leases was as follows (amounts in thousands):

Lease Term and Discount Rate	2023 (Unaudited)	2022	2021 (Unaudited)
Weighted-average remaining lease term (years)
Operating leases	8.03	9.33	10.64
Finance leases	1.46	2.33	3.34
Weighted-average discount rate
Operating leases	5.70%	5.65%	5.42%
Finance leases	7.78%	7.66%	7.68%

Operating Leases

The following table sets forth the undiscounted cash flows of the Company’s scheduled obligations for future minimum payments for each of the next five years ended December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities (amounts in thousands):

Year	Amount (Unaudited)
2024	$ 33,797
2025	33,702
2026	34,050
2027	34,590
2028	34,675
Thereafter	91,666
Total	$ 262,480
Less: interest	(53,834)
Present value of net minimum lease payments	$ 208,647

Financing Leases

The following table sets forth the undiscounted cash flows of the Company’s scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities (amounts in thousands):

Year	Amount (Unaudited)
2024	$ 76
2025	31
2026	-
2027	-
2028	-
Thereafter	-
Total future value of minimum lease payments	$ 107
Less: amount representing interest	7
Present value of net minimum lease payments	$ 100

Financing Obligations

Future financing obligation payments below are based on the Company’s intended exercise of finance obligation purchase options. A purchase option is available to the Company dated July 2029. This is included in the respective year in the obligation table below as opposed to the contractual term. The following table sets forth the undiscounted cash flows of the Company’s scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance obligation liabilities (amounts in thousands):

Year	Amount (Unaudited)
2024	$ 6,750
2025	6,056
2026	5,970
2027	5,720
2028	5,198
Thereafter	28,996
Total financing obligation payments	$ 58,690
Less: interest	17,034
Present value of financing obligation liabilities	$ 41,656

On March 3, 2021, the Company exercised the purchase option for a leased facility located in Muncie, Indiana. The total contract price was $7.4 million. The transaction was financed using borrowings against the Company’s line of credit.

In July 2021, the Company sold its Citation property to Oakbrook Properties LLC and leased it back, while retaining the control of the property, resulting in a failed sale leaseback. The lease agreement included a finance obligation for $15.5 million to be exercised between 2028 and 2029. Simultaneously, the Company purchased the Lowell property from Oakbrook Properties LLC. in exchange for sale of the Citation property. The Company recorded the acquisition of the Lowell property along with a financing obligation related to the Citation property. No cash consideration was exchanged as part of the transaction.

On May 20, 2022, the Company exercised the purchase option for a facility located in Pickerington, Indiana. The total cash consideration was $10.6 million and was financed with a bridge loan. See acquisitions activity in Note 3 and long-term debt in Note 7.

On July 13, 2023, the Company sold its New Albany Smiths Mill property to Ramseys LLC and leased it back, while retaining control of the property, resulting in a failed sale leaseback. The Company recorded a financing obligation of $16.3 million, which equaled the cash received for the building. The lease agreement included a purchase obligation to be exercised between 2028 and 2029.

15. Commitments and Contingencies

The Company is party to various legal matters arising in the ordinary course of business including patient-care related claims and litigation. The Company believes that the resolution of such matters will not result in a liability materially in excess of liabilities recorded with respect to such matters.

The Company has purchased insurance related to general and professional and workers’ compensation liabilities up to certain per occurrence and annual aggregate deductible limits. Insurance coverage levels fluctuate by year as certain insurance plans are purchased and coverage is based on the claim made date. The liability represents the estimated ultimate cost of all asserted and unasserted claims incurred through the consolidated balance sheet date. The reserve for unpaid losses and loss adjustment expenses is estimated using individual case-based valuations, statistical analyses, and independent actuary calculations.

The professional liability and workers’ compensation balances as of December 31, are as follows (amounts in thousands):

	December 31, 2023 (Unaudited)	December 31, 2022
Current reserve for professional liability	$ 11,709	$ 11,956
Current reserve for workers' compensation	3,878	3,176
Long-term reserve for professional liability	24,908	22,149
Long-term reserve for workers' compensation	3,696	2,558

Current insurance recoveries receivable for professional liability	1,926	2,092
Current insurance recoveries receivable for workers' compensation	225	190
Long-term insurance recoveries receivable for professional liability	2,977	2,453
Long-term insurance recoveries receivable for workers' compensation	244	212

The provision for professional liability expense for the years ended December 31, 2023, 2022 and 2021 was $14.3, $12.6 million, and $11.9 million, respectively, and is included in cost of services on the consolidated statements of operations. The provision for workers’ compensation expense for the years ended December 31, 2023, 2022 and 2021 was $7.8 million, $6 million, and $6 million, respectively, and is included in cost of services on the consolidated statements of operations.

The Company has purchased insurance related to professional liability risks and workers’ compensation risks for the year ended December 31, 2023 as follows (amounts in thousands):

	General and Professional Liability (Unaudited)	Workers' Compensation (Unaudited)
Self-insured retention per occurrence	$100 - $500	$250 - $500
Employer's liability maximum limit	-	$5,160
Excess/umbrella liability insurance	$40,000	$ -

The Company maintains a self-funded medical insurance plan maintained for all full-time and part-time employees and their eligible dependents, subject to eligibility requirements. The amounts funded by the Company are based upon medical claims processed and submitted for payment on a monthly basis by a third-party administrator. For the years ended December 31, 2023 and 2022, a stop-loss liability insurance policy (reinsurance) had been purchased that reimbursed the Company for individual participant claims incurred in excess of $500 thousand, respectively. The reserve for medical insurance as of December 31, 2023 and 2022 was $4.3 million and $4 million, which is included in accrued salaries and payroll on the consolidated balance sheet. Medical claims expense for the years ended December 31, 2023, 2022 and 2021 approximated $ 48.7 million, $37.6 million, and $38.1 million, respectively, and is included in operating expenses on the consolidated statements of operations.

16. Related Party Transactions

Multiple executive officers are also executive officers and holders of direct interest in Trilogy Management Services, LLC (“TMS”). As of December 1, 2015, Trilogy Investors entered into a management agreement with TMS to manage, supervise, direct and control the day-to-day business activities and affairs of Trilogy Investors. TMS employs all personnel necessary for the operation and administration of Trilogy Investors.

The following table represents the TMS balances included in the Company’s consolidated balance sheets as of December 31, 2023 and 2022 and consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021 (amounts in thousands):

Consolidated Balance Sheets
	December 31, 2023 (Unaudited)	December 31, 2022
Other current assets	$ 2,379	$ -
Workers' compensation receivable*	469	402
Total receivable from TMS	$ 2,848	$ 402

Accrued expenses and other current liabilities	$ -	$ 2,401
Accrued salaries and payroll	37,471	34,265
Reimbursable management fee liability**	1,817	-
Workers' compensation liability**	7,574	5,734
Total TMS employee reimbursed liabilities	$ 46,862	$ 42,400

Consolidated Statements of Operations
	For the Years Ended December 31,
	2023 (Unaudited)	2022	2021 (Unaudited)
Salaries, wages and benefits	$ 803,233	$ 670,668	$ 556,119
Management fees***	65,649	59,612	53,722
Total TMS expenses	$ 868,882	$ 730,280	$ 609,841

*Included in insurance receivable and long-term insurance receivable in the consolidated balance sheets.
**Included in current reserves and long-term reserves and other liabilities in the consolidated balance sheets.
***Included in cost of services in the consolidated statements of operations.

On December 31, 2016, the Company entered into a promissory note from a joint venture partner for $10 million. The promissory note is included in other current assets on the consolidated balance sheet as of December 31, 2021. As of December 31, 2021, the unpaid principal and accrued interest balances was approximately $13.9 million. The interest rate on the note was 7.35%. On August 1, 2022, the note receivable was a component of the consideration paid for the acquisition of the remaining 50% interest in RHS for a total amount of $14.1 million, including accumulated interest of $4.1 million.

In October 2019, the Company acquired an airplane with a contract purchase price of $2.8 million and incurred acquisition and tax costs of $0.2 million. In April 2020, the Company entered into an ownership agreement where the Company and a member of the Board own 75% and 25% of the plane, respectively. In May 2020, the Company and the Board members entered into a financing obligation agreement totaling $2.5 million. As of December 31, 2023, the unpaid principal balance of the financing obligation from the board member amounted to $0.3 million (Unaudited).

17. Subsequent Events

The following are subsequent events occurring after the year-ended date of December 31, 2023, and before the date the financial statements were available to be issued.

On February 14, 2024, the Company received a loan for $250 million from American Healthcare REIT Holdings, LP that is due September 30, 2024, with an interest rate of one-month SOFR Rate plus 2.75%. There are two additional six-month automatic extensions that take the maturity date to September 30, 2025, if exercised. This loan will be used to pay off debt.

Management has performed an analysis of the activities and transactions subsequent to December 31, 2023 to determine the need for any adjustments to and/or disclosures within the audited financial statements for the year ended December 31, 2023. Management has performed the analysis through February 29, 2024, the date the financial statements were available to be issued.

Trilogy REIT Holdings, LLC
Schedule III – Real Estate and Accumulated Depreciation
December 31, 2023 (Unaudited)

				Initial Cost to Company				Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired

Homewood Health Campus	Lebanon, IN	8,354,000	973,000	9,702,000	2,467,000	1,100,000	12,042,000	13,142,000	(2,334,000)	2000	12/01/15
Ashford Place Health Campus	Shelbyville, IN	5,663,000	664,000	12,662,000	1,412,000	857,000	13,881,000	14,738,000	(3,100,000)	2004	12/01/15
Mill Pond Health Campus	Greencastle, IN	6,701,000	1,576,000	8,124,000	727,000	1,629,000	8,798,000	10,427,000	(1,905,000)	2005	12/01/15
St. Andrews Health Campus	Batesville, IN	4,228,000	552,000	8,213,000	705,000	772,000	8,698,000	9,470,000	(1,964,000)	2005	12/01/15
Hampton Oaks Health Campus	Scottsburg, IN	5,952,000	720,000	8,145,000	824,000	845,000	8,844,000	9,689,000	(2,023,000)	2006	12/01/15
Forest Park Health Campus	Richmond, IN	6,500,000	535,000	9,399,000	893,000	647,000	10,180,000	10,827,000	(2,281,000)	2007	12/01/15
The Maples at Waterford Crossing	Goshen, IN	5,533,000	344,000	8,027,000	1,989,000	363,000	9,997,000	10,360,000	(1,753,000)	2006	12/01/15
Morrison Woods Health Campus	Muncie, IN	26,888,000	1,903,000	21,806,000	1,414,000	1,922,000	23,201,000	25,123,000	(4,039,000)	2008/2022	12/01/15, 09/14/16 and 03/03/21
Woodbridge Health Campus	Logansport, IN	7,910,000	228,000	11,812,000	536,000	262,000	12,314,000	12,576,000	(2,687,000)	2003	12/01/15
Bridgepointe Health Campus	Vincennes, IN	6,775,000	747,000	7,469,000	2,004,000	909,000	9,311,000	10,220,000	(1,892,000)	2002/2022	12/01/15
Greenleaf Living Center	Elkhart, IN	10,851,000	492,000	12,157,000	1,234,000	521,000	13,362,000	13,883,000	(2,854,000)	2000	12/01/15
Forest Glen Health Campus	Springfield, OH	9,056,000	846,000	12,754,000	1,195,000	1,055,000	13,740,000	14,795,000	(3,062,000)	2007	12/01/15
The Meadows of Kalida Health Campus	Kalida, OH	7,492,000	298,000	7,628,000	598,000	394,000	8,130,000	8,524,000	(1,726,000)	2007	12/01/15
The Heritage	Findlay, OH	12,311,000	1,312,000	13,475,000	730,000	1,434,000	14,083,000	15,517,000	(3,105,000)	1975	12/01/15
Genoa Retirement Village	Genoa, OH	7,911,000	881,000	8,113,000	1,728,000	1,054,000	9,668,000	10,722,000	(2,059,000)	1985	12/01/15
Waterford Crossing	Goshen, IN	7,581,000	344,000	4,381,000	1,001,000	349,000	5,377,000	5,726,000	(1,197,000)	2004	12/01/15
St. Elizabeth Healthcare	Delphi, IN	8,351,000	522,000	5,463,000	5,490,000	643,000	10,832,000	11,475,000	(2,255,000)	1986	12/01/15
Cumberland Pointe	West Lafayette, IN	8,846,000	1,645,000	13,696,000	818,000	1,905,000	14,254,000	16,159,000	(3,480,000)	1980	12/01/15
Franciscan Healthcare Center	Louisville, KY	9,922,000	808,000	8,439,000	3,218,000	915,000	11,550,000	12,465,000	(2,535,000)	1975	12/01/15
Blair Ridge Health Campus	Peru, IN	7,311,000	734,000	11,648,000	1,041,000	789,000	12,634,000	13,423,000	(3,119,000)	2001	12/01/15
Glen Oaks Health Campus	New Castle, IN	4,855,000	384,000	8,189,000	504,000	419,000	8,658,000	9,077,000	(1,756,000)	2011	12/01/15
Covered Bridge Health Campus	Seymour, IN	(c)	386,000	9,699,000	927,000	45,000	10,967,000	11,012,000	(2,407,000)	2002	12/01/15
Stonebridge Health Campus	Bedford, IN	9,409,000	1,087,000	7,965,000	2,223,000	1,144,000	10,131,000	11,275,000	(1,958,000)	2004	12/01/15
RiverOaks Health Campus	Princeton, IN	14,018,000	440,000	8,953,000	2,557,000	764,000	11,186,000	11,950,000	(2,187,000)	2004	12/01/15
Park Terrace Health Campus	Louisville, KY	(c)	2,177,000	7,626,000	1,749,000	2,177,000	9,375,000	11,552,000	(2,152,000)	1977	12/01/15
Cobblestone Crossing	Terre Haute, IN	(c)	1,462,000	13,860,000	5,892,000	1,564,000	19,650,000	21,214,000	(4,160,000)	2008	12/01/15
Creasy Springs Health Campus	Lafayette, IN	15,531,000	2,111,000	14,337,000	6,223,000	2,512,000	20,159,000	22,671,000	(4,286,000)	2010	12/01/15
Avalon Springs Health Campus	Valparaiso, IN	16,894,000	1,542,000	14,107,000	277,000	1,607,000	14,319,000	15,926,000	(3,092,000)	2012	12/01/15
Prairie Lakes Health Campus	Noblesville, IN	8,525,000	2,204,000	13,227,000	623,000	2,342,000	13,712,000	16,054,000	(2,937,000)	2010	12/01/15
RidgeWood Health Campus	Lawrenceburg, IN	13,278,000	1,240,000	16,118,000	437,000	1,268,000	16,527,000	17,795,000	(3,483,000)	2009	12/01/15

Westport Place Health Campus	Louisville, KY	(c)	1,245,000	9,946,000	1,299,000	1,262,000	11,228,000	12,490,000	(2,229,000)	2011	12/01/15
Paddock Springs	Warsaw, IN	13,195,000	488,000	—	10,638,000	660,000	10,466,000	11,126,000	(1,437,000)	2019	02/14/19
Amber Manor Care Center	Petersburg, IN	5,390,000	446,000	6,063,000	538,000	515,000	6,532,000	7,047,000	(1,506,000)	1990	12/01/15
The Meadows of Leipsic Health Campus	Leipsic, OH	(c)	1,242,000	6,988,000	967,000	1,428,000	7,769,000	9,197,000	(1,803,000)	1986	12/01/15
Springview Manor	Lima, OH	(c)	260,000	3,968,000	649,000	408,000	4,469,000	4,877,000	(986,000)	1978	12/01/15
Willows at Bellevue	Bellevue, OH	15,821,000	587,000	15,575,000	1,530,000	790,000	16,902,000	17,692,000	(3,726,000)	2008	12/01/15
Briar Hill Health Campus	North Baltimore, OH	(c)	673,000	2,688,000	569,000	756,000	3,174,000	3,930,000	(793,000)	1977	12/01/15
Cypress Pointe Health Campus	Englewood, OH	(c)	921,000	10,291,000	11,066,000	1,850,000	20,428,000	22,278,000	(3,277,000)	2010	12/01/15
The Oaks at NorthPointe Woods	Battle Creek, MI	(c)	567,000	12,716,000	240,000	571,000	12,952,000	13,523,000	(2,741,000)	2008	12/01/15
Westlake Health Campus	Commerce, MI	13,809,000	815,000	13,502,000	202,000	547,000	13,972,000	14,519,000	(2,953,000)	2011	12/01/15
Springhurst Health Campus	Greenfield, IN	19,200,000	931,000	14,114,000	4,170,000	2,330,000	16,885,000	19,215,000	(4,357,000)	2007	12/01/15 and 05/16/17
Glen Ridge Health Campus	Louisville, KY	(c)	1,208,000	9,771,000	2,569,000	1,402,000	12,146,000	13,548,000	(2,769,000)	2006	12/01/15
St. Mary Healthcare	Lafayette, IN	5,058,000	348,000	2,710,000	344,000	393,000	3,009,000	3,402,000	(694,000)	1969	12/01/15
The Oaks at Woodfield	Grand Blanc, MI	14,880,000	897,000	12,270,000	676,000	1,130,000	12,713,000	13,843,000	(2,790,000)	2012	12/01/15
Stonegate Health Campus	Lapeer, MI	10,976,000	538,000	13,159,000	406,000	717,000	13,386,000	14,103,000	(2,930,000)	2012	12/01/15
Senior Living at Forest Ridge	New Castle, IN	(c)	204,000	5,470,000	363,000	325,000	5,712,000	6,037,000	(1,255,000)	2005	12/01/15
River Terrace Health Campus	Madison, IN	(c)	—	13,378,000	4,346,000	76,000	17,648,000	17,724,000	(3,966,000)	2016	03/28/16
St. Charles Health Campus	Jasper, IN	11,053,000	467,000	14,532,000	2,404,000	558,000	16,845,000	17,403,000	(3,690,000)	2000	06/24/16 and 06/30/16
Bethany Pointe Health Campus	Anderson, IN	18,945,000	2,337,000	26,524,000	2,812,000	2,550,000	29,123,000	31,673,000	(6,509,000)	1999	06/30/16
River Pointe Health Campus	Evansville, IN	13,606,000	1,118,000	14,736,000	1,998,000	1,204,000	16,648,000	17,852,000	(3,802,000)	1999	06/30/16
Waterford Place Health Campus	Kokomo, IN	14,404,000	1,219,000	18,557,000	6,653,000	1,805,000	24,624,000	26,429,000	(4,680,000)	2000/2022	06/30/16
Autumn Woods Health Campus	New Albany, IN	(c)	1,016,000	13,414,000	1,850,000	1,048,000	15,232,000	16,280,000	(3,710,000)	2000	06/30/16
Oakwood Health Campus	Tell City, IN	8,842,000	783,000	11,880,000	1,396,000	868,000	13,191,000	14,059,000	(3,191,000)	2000	06/30/16
Cedar Ridge Health Campus	Cynthiana, KY	(c)	102,000	8,435,000	3,745,000	205,000	12,077,000	12,282,000	(3,276,000)	2005	06/30/16
Aspen Place Health Campus	Greensburg, IN	9,188,000	980,000	10,970,000	963,000	1,212,000	11,701,000	12,913,000	(2,669,000)	2012	08/16/16
The Willows at East Lansing	East Lansing, MI	15,878,000	1,449,000	15,161,000	1,681,000	1,496,000	16,795,000	18,291,000	(3,940,000)	2014	08/16/16
The Willows at Howell	Howell, MI	(c)	1,051,000	12,099,000	6,763,000	1,158,000	18,755,000	19,913,000	(3,429,000)	2015	08/16/16
The Willows at Okemos	Okemos, MI	7,277,000	1,171,000	12,326,000	1,045,000	1,229,000	13,313,000	14,542,000	(3,139,000)	2014	08/16/16
Shelby Crossing Health Campus	Macomb, MI	16,686,000	2,533,000	18,440,000	2,404,000	2,620,000	20,757,000	23,377,000	(5,154,000)	2013	08/16/16
Village Green Healthcare Center	Greenville, OH	6,763,000	355,000	9,696,000	1,175,000	448,000	10,778,000	11,226,000	(2,314,000)	2014	08/16/16
The Oaks at Northpointe	Zanesville, OH	(c)	624,000	11,665,000	1,106,000	722,000	12,673,000	13,395,000	(2,973,000)	2013	08/16/16
The Oaks at Bethesda	Zanesville, OH	4,417,000	714,000	10,791,000	949,000	812,000	11,642,000	12,454,000	(2,635,000)	2013	08/16/16
White Oak Health Campus	Monticello, IN	20,088,000	1,005,000	13,207,000	208,000	1,005,000	13,415,000	14,420,000	(2,173,000)	2010	09/23/16 and 07/30/20
Woodmont Health Campus	Boonville, IN	7,584,000	790,000	9,633,000	1,236,000	1,010,000	10,649,000	11,659,000	(2,547,000)	2000	02/01/17
Silver Oaks Health Campus	Columbus, IN	(c)	1,776,000	21,420,000	1,499,000	8,000	24,687,000	24,695,000	(5,513,000)	2001	02/01/17
Thornton Terrace Health Campus	Hanover, IN	5,375,000	764,000	9,209,000	1,601,000	873,000	10,701,000	11,574,000	(2,386,000)	2003	02/01/17
The Willows at Hamburg	Lexington, KY	11,192,000	1,740,000	13,422,000	1,676,000	1,810,000	15,028,000	16,838,000	(2,912,000)	2012	02/01/17
The Lakes at Monclova	Monclova, OH	19,130,000	2,869,000	12,855,000	10,302,000	3,186,000	22,840,000	26,026,000	(3,884,000)	2013	12/01/17
The Willows at Willard	Willard, OH	(c)	610,000	12,256,000	10,003,000	223,000	22,646,000	22,869,000	(4,267,000)	2012	02/01/17
Westlake Health Campus — Commerce Villa	Commerce, MI	(c)	261,000	6,610,000	1,270,000	553,000	7,588,000	8,141,000	(1,458,000)	2017	11/17/17

Orchard Grove Health Campus	Romeo, MI	27,515,000	2,065,000	11,510,000	18,156,000	3,515,000	28,216,000	31,731,000	(3,902,000)	2016	07/20/18 and 11/30/17
The Meadows of Ottawa	Ottawa, OH	—	695,000	7,752,000	1,168,000	728,000	8,887,000	9,615,000	(1,729,000)	2014	12/15/17
Valley View Healthcare Center	Fremont, OH	10,237,000	930,000	7,635,000	1,546,000	1,107,000	9,004,000	10,111,000	(1,353,000)	2017	07/20/18
Novi Lakes Health Campus	Novi, MI	12,154,000	1,654,000	7,494,000	2,770,000	1,702,000	10,216,000	11,918,000	(2,420,000)	2016	07/20/18
The Willows at Fritz Farm	Lexington, KY	8,918,000	1,538,000	8,637,000	455,000	1,563,000	9,067,000	10,630,000	(1,316,000)	2017	07/20/18
Trilogy Real Estate Gahanna, LLC	Gahanna, OH	(c)	1,146,000	—	16,745,000	1,218,000	16,673,000	17,891,000	(1,361,000)	2020	11/13/20
Oaks at Byron Center	Byron Center, MI	14,264,000	2,000,000	—	15,932,000	2,193,000	15,739,000	17,932,000	(1,517,000)	2020	07/08/20
Harrison Springs Health Campus	Corydon, IN	(c)	2,017,000	11,487,000	5,933,000	2,305,000	17,132,000	19,437,000	(1,775,000)	2016/2022	09/05/19
The Cloister at Silvercrest	New Albany, IN	(c)	139,000	634,000	6,000	139,000	640,000	779,000	(70,000)	1940	10/01/19
Trilogy Healthcare of Ferdinand II, LLC	Ferdinand, IN	16,805,000	—	—	14,619,000	—	14,619,000	14,619,000	(1,541,000)	2019	11/19/19
Forest Springs Health Campus	Louisville, KY	(c)	964,000	16,691,000	363,000	1,000,000	17,018,000	18,018,000	(1,654,000)	2015	07/30/20
Gateway Springs Health Campus	Hamilton, OH	11,505,000	1,277,000	10,923,000	1,615,000	1,431,000	12,384,000	13,815,000	(1,016,000)	2020	12/28/20
Orchard Pointe Health Campus	Kendallville, IN	10,176,000	1,806,000	9,243,000	15,000	1,806,000	9,258,000	11,064,000	(1,003,000)	2016	01/19/21
The Meadows of Delphos	Delphos, OH	9,330,000	2,345,000	8,150,000	98,000	2,382,000	8,211,000	10,593,000	(1,140,000)	2018	01/19/21
The Springs of Lima	Lima, OH	10,765,000	2,397,000	9,638,000	50,000	2,403,000	9,682,000	12,085,000	(1,216,000)	2018	01/19/21
Wooded Glen	Springfield, OH	14,450,000	2,803,000	11,928,000	15,000	2,803,000	11,943,000	14,746,000	(1,436,000)	2018	01/19/21
The Lakes of Sylvania	Sylvania, OH	19,493,000	3,208,000	15,059,000	232,000	3,265,000	15,234,000	18,499,000	(1,869,000)	2017	01/19/21
The Glen	Union Township, OH	14,741,000	2,789,000	12,343,000	35,000	2,789,000	12,378,000	15,167,000	(1,431,000)	2018	01/19/21
Harrison Trial Health Campus	Harrison, OH	15,632,000	1,750,000	17,114,000	86,000	2,048,000	16,902,000	18,950,000	(1,266,000)	2021	04/28/21
The Oaks of Belmont	Grand Rapids, MI	14,795,000	767,000	17,043,000	192,000	1,068,000	16,934,000	18,002,000	(1,349,000)	2021	03/13/21
Cedar Creek Health Campus	Lowell, IN	(c)	2,326,000	12,650,000	770,000	2,864,000	12,882,000	15,746,000	(833,000)	2014	07/07/21
The Willows at Springhurst	Louisville, KY	20,800,000	1,876,000	12,595,000	(547,000)	1,952,000	11,972,000	13,924,000	(702,000)	1979	01/01/22
	Louisville, KY	—	1,184,000	6,483,000	(34,000)	1,184,000	6,449,000	7,633,000	(375,000)	1979	01/01/22
The Willows at Harrodsburg	Harrodsburg, KY	7,125,000	918,000	10,181,000	1,396,000	1,594,000	10,901,000	12,495,000	(567,000)	2018	05/20/22
North River Health Campus	Evansville, IN	17,100,000	2,614,000	15,031,000	94,000	2,631,000	15,108,000	17,739,000	(874,000)	2017	05/20/22
Trilogy Healthcare of Jefferson III, LLC	Louisville, KY	14,175,000	2,265,000	14,077,000	356,000	2,265,000	14,433,000	16,698,000	(722,000)	2018	05/20/22
Pickerington Health Campus	Pickerington, OH	13,050,000	860,000	15,575,000	30,000	880,000	15,585,000	16,465,000	(1,712,000)	2019	05/20/22
Mt. Washington Development Project	Mt. Washington	14,325,000	2,054,000	10,225,000	24,000	2,054,000	10,249,000	12,303,000	(578,000)	2020	05/20/22
Silvercrest Health Center	New Albany, IN	20,259,000	1,920,000	24,965,000	352,000	1,920,000	25,317,000	27,237,000	(1,018,000)	2013	08/01/22
The Springs of Mooresville	Mooresville, IN	13,853,000	1,460,000	12,617,000	99,000	1,460,000	12,716,000	14,176,000	(510,000)	2016	08/01/22
Hearthstone Health Campus	Bloomington, IN	19,008,000	2,140,000	16,928,000	202,000	2,160,000	17,110,000	19,270,000	(732,000)	2014	08/01/22
The Legacy at English Station	Louisville, KY	7,700,000	912,000	10,139,000	56,000	912,000	10,195,000	11,107,000	(255,000)	2016	02/15/23
The Villages at Oak Ridge	Washington, IN	12,901,000	1,483,000	11,551,000	1,799,000	1,483,000	13,350,000	14,833,000	(174,000)	2015	07/13/23
Smith's Mill Health Campus	New Albany, OH	—	1,323,000	15,271,000	46,000	1,323,000	15,317,000	16,640,000	(255,000)	2019	07/13/23
Oakwood Health Center Villas	Tell City, IN	1,988,000	535,000	1,555,000	131,000	541,000	1,680,000	2,221,000	(47,000)	2013	07/13/23
		$918,467,000	$122,421,000	$1,150,765,000	$ 241,552,000	$134,658,000	$1,380,080,000	1,514,738,000	$(237,969,000)

Leased properties(d)		$ —	$1,130,000	$84,944,000	$157,431,000	$2,051,000	$241,454,000	$243,505,000	$(123,999,000)
Construction in progress		14,295,000	925,000	15,870,000	1,003,000	925,000	23,206,000	17,798,000	—
		$ 932,762,000	$124,476,000	$1,251,579,000	$399,986,000	$137,634,000	$1,644,740,000	$1,776,041,000	$(361,968,000)

(a) Trilogy Investors owns 100% of the properties as of December 31, 2023.
(b) The cost capitalized subsequent to acquisition is shown net of dispositions and impairments.
(c) These properties are used as collateral for the secured revolver portion of the RER Credit Agreement, which had an outstanding Balance of $309 million as of December 31, 2023.
(d) Represents furniture and equipment, land and improvements associated with properties under operating leases.
(e) The changes in total real estate for the year ended December 31, 2023 is as follows:

Amount
Balance - December 31, 2022	$1,675,628,000
Acquisitions	55,658,000
Additions	64,011,000
Dispositions	(19,256,000)
Balance - December 31, 2023	$1,776,041,000

(f) The changes in accumulated depreciation for the year ended December 31, 2023 is as follows:

Amount
Balance - December 31, 2022	$(313,853,000)
Acquisitions	(48,115,000)
Balance - December 31, 2023	$(361,968,000)

(g) The cost of buildings is depreciated on a straight-line basis over the estimated useful lives of the buildings, which is generally 39 years, and the cost of leasehold improvements is depreciated over the shorter of the lease term or useful life, which generally ranges from three to 15 years. The cost of furniture and equipment is depreciated over the estimated useful life, which varies from three to 15 years.